Exhibit 1

TECHNICAL REPORT ON THE
LAC DES ILES PROJECT,
THUNDER BAY, ONTARIO

PREPARED FOR

NORTH AMERICAN PALLADIUM LTD.

NI 43-101 Report

Authors:
Graham G. Clow, P.Eng.
Leo R. Hwozdyk, P.Eng.
Deborah A. McCombe, P.Geo.
Ian T. Blakley, P.Geo.

October 31, 2007

SCOTT WILSON ROSCOE POSTLE ASSOCIATES INC.

SCOTT WILSON RPA	www.scottwilson.com
www.scottwilsonmining.com

TABLE OF CONTENTS

PAGE

1 SUMMARY	1-1
Executive Summary	1-1
Economic Analysis	1-3
Technical Summary	1-9
2 INTRODUCTION AND TERMS OF REFERENCE	2-1
3 RELIANCE ON OTHER EXPERTS	3-1
4 PROPERTY DESCRIPTION AND LOCATION	4-1
Land Tenure	4-1
Surface Rights	4-1
Agreements (Royalties, Obligations and Encumbrances)	4-6
5 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY	5-1
Accessibility	5-1
Climate	5-1
Local Resources	5-2
LDIM, Gull Bay First Nation and Spruce River Group Community Relations	5-2
Infrastructure	5-3
physiography	5-6
6 HISTORY	6-1
Production History	6-3
7 GEOLOGICAL SETTING	7-1
Regional Geology	7-1
Local and Property Geology	7-1
8 DEPOSIT TYPES	8-1
Roby Zone	8-1
High Grade Zone	8-3
Other Mineralized Zones	8-5
9 MINERALIZATION	9-1
10 EXPLORATION	10-1
11 DRILLING	11-1
Surveying	11-6
Offset Zone	11-7
12 SAMPLING METHOD AND APPROACH	12-1
Historical Core Sampling	12-1

i

Recent Core Sampling	12-1
Underground Sampling	12-2
Open Pit Sampling	12-3
13 SAMPLE PREPARATION, ANALYSES AND SECURITY	13-1
Mine Samples	13-4
14 DATA VERIFICATION	14-1
15 ADJACENT PROPERTIES	15-1
16 MINERAL PROCESSING AND METALLURGICAL TESTING	16-1
17 MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES	17-1
General Statement of Mineral Reserves and Mineral Resources	17-1
Mineral Resource Estimate Comments	17-7
Open Pit Mineral Reserve Estimate Comments	17-12
Underground Mineral Reserve Estimate Comments	17-16
Reconciliation	17-16
18 OTHER RELEVANT DATA AND INFORMATION	18-1
19 ADDITIONAL REQUIREMENTS	19-1
Mining Operations	19-1
Mineral Processing	19-8
Tailings Management Facility	19-8
Facilities and Infrastructure	19-9
Environmental Considerations	19-9
Manpower	19-11
Capital and Operating Cost Estimates	19-12
Taxes	19-15
Markets	19-15
Economic Analysis	19-15
20 INTERPRETATION AND CONCLUSIONS	20-1
21 RECOMMENDATIONS	21-1
22 REFERENCES	22-1
23 SIGNATURE PAGE	23-1
24 CERTIFICATE OF QUALIFICATIONS	24-1

LIST OF TABLES

PAGE

Table 1-1 Pre-Tax Cash Flow Summary	1-5
Table 1-2 Open Pit and Underground Mineral Reserves and Mineral Resources as of June 30, 2007	1-13
Table 1-3 Capital Cost Summary	1-16
Table 1-4 Operating Costs Summary	1-17
Table 2-1 List of Abbreviations	2-4
Table 4-1 Lease Dispostion as of June 30, 2007	4-3
Table 4-2 Claim Disposition as of June 30, 2007	4-3
Table 6-1 Mine / Mill Production Summary	6-4
Table 6-2 Mine / Mill Production Summary Year to Date — June 30, 2007	6-5
Table 9-1 Platinum Group Minerals in the Roby Zone	9-2
Table 11-1 Summary of LDIM Drilling (as of June 2007)	11-1
Table 11-2 Summary of Offset Zones Drilling as of December 2006	11-8
Table 16-1 Historical Mill Production	16-2
Table 16-2 Estimated Mill Feed Metallurgical Parameters For Underground Ore	16-6
Table 16-3 Description of Drill Core Composite Samples from the Offset Zone Submitted for Metallurgical Testing	16-8
Table 16-4 Estimated Rougher-Concentrate Grades at 80% Pd Recovery	16-10
Table 17-1 Open Pit and Underground Mineral Reserves and Mineral Resources as of June 30, 2007	17-4
Table 17-2 Open Pit Mineral Reserves and Mineral Resources as of June 30, 2007	17-5
Table 17-3 Underground Mineral Reserves and Mineral Resources as of June 30, 2007	17-6
Table 17-4 2005 Mill Reconciliation Results For HGO Plus RGO	17-18
Table 17-5 2004 Mill Reconciliation Results For HGO Plus RGO	17-18
Table 19-1 Life of Mine Production Summary	19-5
Table 19-2 Equipment Listing	19-7
Table 19-3 YTD August 2007 Mill Performance	19-8
Table 19-4 Permits	19-10
Table 19-5 Manpower Summary	19-12
Table 19-6 Capital Cost Summary	19-13
Table 19-7 Operating Costs Summary	19-14
Table 19-8 Pre-Tax Cash Flow Summary	19-17

LIST OF FIGURES

PAGE

Figure 1-1 Sensitivity Analysis	1-9
Figure 4-1 Lac Des Iles Mine Location Map	4-2

Figure 4-2 Claim Location Map	4-5
Figure 5-1 Site Plan	5-5
Figure 7-1 Regional Geology	7-2
Figure 7-2 Local Geology of the Lac des Iles Intrusive	7-3
Figure 7-3 Geology of the Lac des Iles Intrusive	7-5
Figure 7-4 Property Geology	7-7
Figure 8-1 Deposit Model	8-2
Figure 8-2 Typical Cross Section through Lac des Iles Mineral Deposit	8-4
Figure 10-1 3D View - Underground Exploration Drilling	10-4
Figure 11-1 Planview - Drill Hole Locations	11-2
Figure 11-2 Vertical Section 509 N — DDH PD Grades	11-4
Figure 11-3 3D Perspective Looking Northwest	11-5
Figure 11-4 Offset Zones - Drill Hole Plan	11-10
Figure 16-1 LDIM Crushing and Grinding Circuit	16-3
Figure 16-2 LDIM Flotation Circuit	16-5
Figure 16-3 Pd Grade-Recovery Relationship, Offset Zone	16-9
Figure 16-4 Effect of CMC Dosage on Pd Grade-Recovery Relationship	16-10
Figure 17-1 Schematic Section Showing the Location of the Resources and Reserves	17-3
Figure 17-2 June 2007 Pit Topography	17-13
Figure 17-3 Ultimate Pit Design	17-14
Figure 19-1 LDI April 2007 Sequence –Longitudinal Section	19-4
Figure 19-2 Sensitivity Analysis	19-21

1 SUMMARY

EXECUTIVE SUMMARY

Scott Wilson Roscoe Postle Associates Inc (Scott Wilson RPA) was retained by North American Palladium Ltd. (NAP) to complete a Mineral Resource and Mineral Reserve audit and to prepare an independent Technical Report on the Lac des Iles Mine (LDIM), approximately 85 km northwest of Thunder Bay, Ontario. LDIM is owned and operated by Lac des Iles Mines Ltd. (LDI), a wholly owned subsidiary of NAP.

The Lac des Iles Mine is presently a 14,000 tonnes per day (tpd) combined open pit and underground mine and processing plant, producing a bulk palladium/nickel/copper concentrate with precious metal credits. The concentrate produced at the mine is trucked to Sudbury where it is sold on a contract basis to Xstrata Nickel (Xstrata).

CONCLUSIONS

In 2006, LDIM produced 13.5 million tonnes of ore and waste at 37,085 tpd. The concentrator processed 4.6 million tonnes of ore from mine and stockpiles at an average rate of 12,523 tpd. The 2006 metal production was 237,338 ounces Pd, 22,308 ounces Pt, 17,237 ounces Au, 5.2 million pounds copper, and 2.7 million pounds Ni. During 2006 the average palladium head grade was 2.18 g/t compared to 1.66 g/t in 2005. The improved palladium head grade can be attributed to the underground mine which commenced full operational production in April 2006. Since commencement of production on December 1, 1993, ore milled through June 30, 2007, totals approximately 39.1 million tonnes producing approximately 2.1 million ounces of palladium.

The 2007 operational results include a favourable open pit strip ratio, increased higher grade underground production, as well as continually improving mill availability and mill recoveries. The average daily mill processing rate to the end of August 2007 was 14,070 tpd.

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The current open pit reserves are exhausted in May 2009 and the current underground reserves will be mined until the end of 2010. The existing open pit and underground resources, particularly at the Offset Zone, represent potential to extend the current mine life. More drilling and studies are warranted.

The production reconciliation data indicate that the current open pit and underground block models are performing well.

The exploration field practices, the sample preparation and analytical procedures, as well as the QA/QC protocols, are well documented and conform to industry best practices.

RECOMMENDATIONS

Scott Wilson RPA’s recommendations are summarized below.

1.     Update the High Grade Zone underground resource model with the 2005 underground drilling, the 2007 Offset Zone drilling, and the chip sample data.

2.     Update the Offset Zone underground resource model with the 2007 Offset Zone drilling.

3.     Continue optimization of the LOMP production schedule.

4.     Continue diamond drilling of the Offset Zone and complete a preliminary economic assessment.

5.     Investigate pit expansion options.

6.     Use all available sources of historical information to investigate internal grade variability and to identify higher grade portions of the regular grade ore (RGO) stockpile.

7.     Review dilution and mine extraction assumptions as part of the annual reconciliation review process.

8.     Adjust chip sample elevations to fit actual underground excavations and complete standard manuals for underground sampling methods.

9.     Change the open pit blocks to 10 m by 10 m by 10 m to accommodate the new 10 m benches.

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10.   Reimplement the use of a Net Smelter Return (NSR) cut-off grade for the open pit, underground, and ore control block models.

11.   Prepare a comprehensive technical report each year that details each aspect of the resource and reserve estimates. This detailed presentation can be used as a basis for a much more summarized NI 43-101 style report if and when required.

ECONOMIC ANALYSIS

A base case pre-tax cash flow projection has been generated from the Life of Mine production schedule and capital and operating cost estimates, and is summarized in Table 1-1. A summary of the key criteria is provided below.

ECONOMIC CRITERIA

REVENUE

•      Life of mine, July 1, 2007 to December 31, 2010, total 42 months.

•      Open Pit mining from 2007 to 2009.

•      Underground mining from 2007 to 2010.

•      Stockpile processing in 2009 and 2010 once open pit mining ceases.

•      Head grades derived from the mineral reserve estimate.

•      14,000 tpd (5.1 million tonnes per year) peak processing capacity, declining to 9,000 tpd once open pit mining ceases in 2009.

•      Processing recovery based on current operating experience:

•      Pd = 74%

•      Pt = 64%

•      Au = 70%

•      Cu = 82%

•      Ni = 34%

•      Co = 15%

•      Concentrate transport, smelting, refining, and penalties based on the existing contract with Xstrata and current actual experience.

•      Exchange rate C$1.00 = US$0.95

•      Metal price average 2007 to 2010:

•      Pd = US$338 per ounce

•      Pt = US$1,075 per ounce

•      Au = US$625 per ounce

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•      Cu = US$2.50 per pound

•      Ni = US$11.50 per pound

•      Co = US$16.25 per pound

•      Cobalt content has not been estimated in the mineral reserves, therefore, cobalt revenues have been estimated from typical historical concentrate content.

•      Revenue is recognized at the time of production.

COSTS

•      Life of Mine production plan.

•      Mine life capital totals C$25.8 million.

•      Closure costs of C$8.7 million have been included in the capital cost forecast, however, for analysis purposes, the costs have been excluded as the cash amount required has been accumulated in a holding account.

•      Average operating cost over the mine life is C$22.19 per tonne milled.

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TABLE 1-1   PRE-TAX CASH FLOW SUMMARY

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

			2007
			from July 1	2008	2009	2010	2011	TOTAL
SUMMARY

TOTAL MILLFEED		000 tonnes	2,576	5,116	3,735	3,289		14,716
		Pd g/t	2.62	3.32	2.30	2.21		2.69
		Pt g/t	0.24	0.23	0.20	0.18		0.21
		Au g/t	0.18	0.24	0.15	0.13		0.18
		Cu %	0.07	0.07	0.05	0.04		0.06
		Ni %	0.07	0.07	0.06	0.06		0.07
		Co %	0.01	0.01	0.01	0.01		0.01

PAYABLE METAL		Pd 000 oz	147.6	371.7	188.4	159.4		867
		Pt 000 oz	11.2	21.9	13.6	10.9		58
		Au 000 oz	9.3	24.0	10.7	8.6		53
		Cu 000 lbs	2,766	6,558	2,646	2,081		14,051
		Ni 000 lbs	1,465	3,398	1,541	1,346		7,750
		Co 000 lbs	37	83	45	48		213

METAL PRICES		Pd US$ / oz	350	350	325	325		338
		Pt US$ / oz	1,200	1,100	1,000	1,000		1,075
		Au US$ / oz	700	600	600	600		625
		Cu US$ / lb	3.25	2.50	2.25	2.00		2.50
		Ni US$ / lb	15.00	13.00	10.00	8.00		11.50
		Co US$ / lb	25.00	20.00	10.00	10.00		16.25

EXCHANGE RATE	C$1.00 =	US$	0.95	0.95	0.95	0.95		0.95
		Sensitivity	0.95	0.95	0.95	0.95

GROSS REVENUE		Pd C$ '000	54,386	136,947	64,442	54,538		310,314
		Pt C$ '000	14,138	25,381	14,284	11,430		65,232
		Au C$ '000	6,828	15,144	6,736	5,433		34,141
		Cu C$ '000	9,462	17,257	6,268	4,381		37,367
		Ni C$ '000	23,127	46,495	16,223	11,334		97,179
		Co C$ '000	966	1,752	478	505		3,701
	TOTAL	C$ '000	108,908	242,976	108,430	87,620		547,934

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			2007
			from July 1	2008	2009	2010	2011	TOTAL
SUMMARY

SMELTER CHARGES		Treatment C$ '000	6,805	17,135	8,683	7,349		39,972
		Penalties C$ '000	567	1,428	724	612		3,331
		Refining C$ '000	5,544	13,412	6,362	5,337		30,655
		Freight C$ '000	1,837	4,626	2,344	1,984		10,792
	Total	C$ '000	14,753	36,601	18,113	15,282		84,750

NSR	Gross Pre-royalty	C$ '000	94,155	206,375	90,317	72,338		463,184
	Royalty (5% NSR)	C$ '000	4,708	10,319	4,516	3,617		23,159
	NSR	C$ '000	89,447	196,056	85,801	68,721		440,025
	Unit NSR	C$ per t. milled	35	38	23	21		30

OPERATING COSTS	Open Pit	C$ '000	18,137	26,429	2,887	—		47,453
	Regular Stockpile	C$ '000	—	—	1,948	2,555		4,503
	HG Stockpile	C$ '000	—	861	359	—		1,220
	Underground	C$ '000	13,545	26,868	26,868	27,015		94,297
	Total Mining	C$ '000	31,682	54,158	32,062	29,570		147,473
	Milling (incl power)	C$ '000	22,632	44,950	37,669	35,318		140,568
	G&A	C$ '000	5,550	11,022	11,022	9,185		36,778
	Environment	C$ '000	309	615	449	395		1,768
	TOTAL	C$ '000	60,173	110,744	81,202	74,468		326,588

OPERATING COSTS	Open Pit	C$/ t moved	3.29	3.29	3.29	3.29		3.29
	Regular Stockpile	C$/ t moved	1.00	1.00	1.00	1.00		1.00
	HG Stockpile	C$/ t moved	2.00	2.00	2.00	2.00		2.00
	Underground	C$/t mined	36.81	36.81	36.81	36.81		36.81
	Open Pit	C$/ t millled	7.04	5.17	0.77	—		3.22
	Regular Stockpile	C$/ t millled	—	—	0.52	0.78		0.31
	HG Stockpile	C$/ t millled	—	0.17	0.10	—		0.08
	Underground	C$/ t milled	5.26	5.25	7.19	8.21		6.41

	Total Mining	C$/ t milled	12.30	10.59	8.58	8.99		10.02
	Milling (incl power)	C$/ t milled	8.79	8.79	10.09	10.74		9.55
	G&A	C$/ t milled	2.15	2.15	2.15	2.15		2.50
	Environment	C$/ t milled	0.12	0.12	0.12	0.12		0.12
	TOTAL	C$/ t milled	23.36	21.65	21.74	22.64		22.19

OPERATING CASH FLOW		C$ '000	29,274	85,312	4,599	(5,747)		113,438

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			2007
			from July 1	2008	2009	2010	2011	TOTAL
SUMMARY

CAPITALCOSTS	Open Pit	C$ '000						—
	Underground	C$ '000	3,943	2,669	50	—		6,662
	Mill	C$ '000	3,601	3,500	—	—		7,101
	Other	C$ '000	1,000	600	1,200	600		3,400
	Closure	C$ '000					8,700	8,700
	Sub Total	C$ '000	8,545	6,769	1,250	600		17,163
	Contingency	C$ '000						—
	TOTAL	C$ '000	8,545	6,769	1,250	600	8,700	25,863
	Credit Closure Fund	C$ '000					8,700	8,700
	Net Capital	C$ '000	8,545	6,769	1,250	600	—	17,163

NET PRE-TAXCASH FLOW		C$ '000	20,729	78,543	3,349	(6,347)	—	96,275
	Cumulative	C$ '000	20,729	99,272	102,622	96,275
	Pre-Tax NPV	C$ '000	8%	84,525

UNIT PRODUCTION COST Operating		US$ per oz Pd	162	132	302	359		216
	(net of by product credits)

	Life of Mine Capital	US$ per oz Pd						28

	TOTAL	US$ per oz Pd						244

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CASH FLOW ANALYSIS

Considering the mine on a stand-alone basis, excluding any corporate costs, the undiscounted pre-tax cash flow totals C$96.3 million over the 42 month mine life.

The Total Cash Cost (as defined by the Gold Institute) is US$216 per ounce of palladium, net of by-product credits. The mine life capital unit cost is US$28 per ounce, for a Total Production Cost (as defined by the Gold Institute) of US$244 per ounce of palladium. Average annual metal production during operation is:

•                  Pd = 248,000 ounces

•                  Pt = 16,000 ounces

•                  Au = 15,000 ounces

•                  Cu = 4.0 million pounds

•                  Ni = 2.2 million pounds

•                  Co = 61,000 pounds

The pre-tax Net Present Value (NPV) of the mine life at an 8% discount rate is C$84.5 million.

SENSITIVITY ANALYSIS

Project risks have been identified in both economic and non-economic terms. Key economic risks were examined by running cash flow sensitivities:

•                  Palladium price

•                  Platinum price

•                    Exchange rate

•                    Operating costs

•                    Capital costs

NPV sensitivity at an 8% discount rate over the base case has been calculated for -20% to +20% variations. The sensitivities are shown in Figure 1-1.

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FIGURE 1-1 SENSITIVITY ANALYSIS

The mine life cash flow is most sensitive to exchange rate and overall metal prices. Although not shown, the mine life is similarly sensitive to head grades. In Scott Wilson RPA’s opinion, given the age of the mine and the well established grade and operating factors, the highest risk area in the mine life is metal prices.

TECHNICAL SUMMARY

PROPERTY DESCRIPTION AND LOCATION

The LDIM property comprises approximately 86.4 km2 of mineral claims and leases. The property is located at Latitude 49o10’ North, Longitude 89o37’ W, 85 km northwest of the community of Thunder Bay in northwestern Ontario.

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The mine, mill and tailings impoundment area lie in the Boreal Forest ecoregion, characterized by typical northern Ontario forest with numerous lakes and beaver swamps.

LDI holds six Mining Leases, Land Registry Parcel Nos. 2982, 2983, 2984, 2985, 2531 and 2532431 comprising 3,416.3 ha. Contiguous with these leases are 54 mineral claims consisting of 331 claim units covering 5,119.1 ha, for a total property area of 8,535.3 ha. The company is required to pay a royalty to the Sheridan Platinum Group of Companies equal to 5% of the Net Cash Proceeds

INFRASTRUCTURE

Thunder Bay is the major service centre for northwestern Ontario and provides most of the services required by the operation. This includes an airport with regular daily service to major Canadian cities, rail connections and ocean access via the Great Lakes and St. Lawrence Seaway. Most mine and mill consumables including fuel, cement and propane are readily available in Thunder Bay as well as a skilled workforce.

HISTORY

Open pit mining of the Roby Zone has been ongoing since 1993. The open pit is operated by conventional truck and shovel mining, with low and high-grade material stockpiled near the on-site concentrator.

In May 2004, LDI collared a portal in the northwest wall of the pit and ramped down to access the High Grade Zone that continues down dip from the Roby Zone hanging wall below the pit. LDI began processing development muck from the High Grade Zone in December 2005. The ramp was extended around the pit to the north and new portal was opened in the east wall in 2006. The High Grade Zone reached commercial production at 2,000 tpd in April 2006.

The Offset Zone was discovered in 2001 by deep drilling. It is interpreted to be the fault-displaced depth extension of the High Grade Zone, and it lies approximately 200 m south and 280 m east of the High Grade Zone, where it tops at 500 m below surface. Drilling to date has outlined the steeply dipping zone to a depth of approximately 1,000 m

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and along a strike length of approximately 600 m. LDI conducted fill-in drilling of the Offset High Grade and Roby Footwall zones to upgrade a portion of the Inferred Mineral Resource to Indicated.

GEOLOGY

The Lac des Iles area is underlain by mafic to ultramafic rocks of the Archean Lac des Iles Intrusive Complex (LDI-IC). These rocks have intruded granites and greenstones of the Wabigoon Subprovince of the Superior Province. The LDI-IC lies immediately north of the Wabigoon-Quetico subprovince boundary, which extends some 300 km from Rainy Lake to Lake Nipigon. The LDI-IC is the largest of a series of mafic and ultramafic intrusions that occur along the boundary and which collectively define a 30 km diameter circular pattern in LDIM area.

The mine lies in the southern portion of the LDI-IC, in a roughly elliptical intrusive package measuring 3 km long by 1.5 km wide. These rocks, locally termed the Mine Block Intrusive (MBI), comprise a very wide range of textures and mafic and ultramafic compositions. The MBI is host to a number of PGE deposits, and the most important of these is the Roby Zone. The Roby Zone consists of three subzones: the North Roby Zone, High Grade Zone, and Breccia Zone. The main area of economic interest for underground mining is the High Grade Zone of the Roby Zone, extending beneath the Roby Pit and the Offset High Grade Zone, a fault-displaced depth extension of the High Grade Zone.

PGM and base metal mineralization in the Lac Des Iles intrusion occurs in both primary and secondary situations within sulphide and silicate minerals. Mineralization appears to be dominantly stratabound along the contact between the East Gabbro and the mineralized Heterolithic Gabbro Breccia. Within the Heterolithic Gabbro Breccia, there is a high grade core typically constrained to an easily recognized ultramafic unit know as the Pyroxenite.

Visible PGM mineralization is rare to nil, and difficult to predict. In general, PGM ore grade mineralization is anticipated within gabbroic to pyroxenitic rocks (in close

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proximity to marker unit East Gabbro) that exhibit strong sausseritization of plagioclase feldspars, strong talcose alteration to amphiboles and association with either disseminated or blebby secondary sulphides

MINERAL RESOURCES AND MINERAL RESERVES

The open pit and underground block models for the LDIM have not changed since 2003 and the resource estimation technical details related to these block models can be found in Pincock Allen & Holt (PAH 2003) and RPA (2004a), respectively. Details related to the Offset Zone Mineral Resource estimate can be found in RPA (2007a). The LDI open pit and underground Mineral Reserves and Mineral Resources as of June 30, 2007 are provided in Table 1-2.

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TABLE 1-2        OPEN PIT AND UNDERGROUND MINERAL RESERVES AND MINERAL RESOURCES AS OF
JUNE 30, 2007

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Open Pit

Category	Tonnes	Pd	Pt	Au	Cu	Ni	Pd	Pt
	(x000)	(g/t)	(g/t)	(g/t)	(%)	(%)	(x000 oz)	(x000 oz)
OPEN PIT MINERAL RESERVES

Proven Mineral Reserves	4,729	2.27	0.22	0.19	0.076	0.074	346	33
Probable Mineral Reserves	7,573	1.67	0.17	0.13	0.052	0.062	406	41
Total Proven and Probable Mineral Reserves	12,302	1.90	0.19	0.15	0.061	0.067	752	74

OPEN PIT MINERAL RESOURCES (In addition to Reserves)

Measured Mineral Resources	8,909	1.77	0.23	0.13	0.062	0.053	507	66
Indicated Mineral Resources	14,775	1.30	0.16	0.10	0.044	0.053	616	78
Total Measured and Indicated	23,684	1.48	0.19	0.11	0.050	0.053	1,123	143

Total Inferred Mineral Resources	135	2.73	0.19	0.11	0.043	0.037	12	1

Underground

Category	Tonnes	Pd	Pt	Au	Cu	Ni	Pd	Pt
	(x000)	(g/t)	(g/t)	(g/t)	(%)	(%)	(x000 oz)	(x000 oz)
UNDERGROUND MINERAL RESERVES

Total Probable Mineral Reserves	2,635	6.58	0.39	0.32	0.063	0.078	558	33

UNDERGROUND MINERAL RESOURCES (In addition to Reserves)

Total Indicated Mineral Resources	4,517	5.97	0.39	0.38	0.105	0.118	867	57

Total Inferred Mineral Resources	12,794	5.25	0.38	0.37	0.108	0.124	2,161	155

Notes

1. CIM (2005) definitions for mineral resources and mineral reserves were used to estimate the Lac des Iles mineral resources and reserves.

2. Resources which are not reserves do not have demonstrated economic viability.

3. Mineral reserves and resources are estimated at a cut-off grade of 1.1 grams and 4.5 grams of palladium per tonne for the open pit and for the underground, respectively, assuming a long-term prices of US$325/oz for Pd, US$1,000/oz for Pt, US$550/oz for Au, US$11.00/lb for Ni, and US$2.50/lb for Cu.

4. Offset Zone Indicated and Inferred Mineral Resource Estimates from February 2007 are included and are based on a 3.6 g/t palladium equivalent cut-off grade.

1-13

MINING OPERATIONS

The Lac Des Iles Mine is presently a 14,000 tpd combined open pit and underground mine and processing plant, producing a bulk palladium/nickel/copper concentrate with precious metal credits. The concentrate produced at the mine is trucked to Sudbury, where it is sold on a contract basis to Xstrata. The open pit mine has been in operation since 1993 and the underground since 2006. Most key operating and cost parameters have been well established through experience.

A mine camp operates on a drive-in drive-out basis, with two 12 hour shifts per day, seven days per week. Operations are scheduled 365 days a year.

LDI mines ore and waste from the open pit using conventional hydraulic 23 m3 and 27 m3 shovels, 190 tonne trucks, 187 mm blast hole drills and a fleet of conventional ancillary equipment. Mine waste is stockpiled outside of design pit limits and used for construction of tailings facilities.

The pit is mined with 10 m benches and 15 m berms. The overall wall angle is 57o on the east and west walls, and 45o on the south wall. A 20 m high crown pillar will be left between the top level of the underground mine and the bottom of the ultimate pit, with plans for full recovery at the end of mine life.

The underground portion of the orebody is accessed via a decline ramp which ranges from -14% to -18% grade, with levels being established every 20 m to 30 m. The mining method is a combination of longitudinal and transverse longhole stoping. Mined stopes are filled with unconsolidated waste generated from underground development. Development is achieved using two hydraulic drill jumbos, one mechanized rock bolter, and two in-the-hole (ITH) longhole drills. Mucking is achieved using both 8 yd. and 11 yd. Tamrock scooptrams which load a fleet of three Toro 60 tonne capacity haul trucks. Underground ore is hauled and stockpiled at the open pit where it is reloaded into 730E 190 tonne capacity haul trucks and hauled to the crusher.

1-14

MINERAL PROCESSING

The processing plant at LDIM has been in operation since 1993. The mill is a conventional flotation operation with semi-autogenous (SAG) and ball milling, followed by three stages of flotation and two stages of regrind. The final product is a bulk copper/nickel concentrate with high PGM values.

ENVIRONMENTAL CONSIDERATIONS

The Lac des Iles Mine is a mature mine site that has followed the normal Ontario procedures of the Ministry of Northern Development and Mines (MNDM), Ministry of the Environment, and Ministry of Labour, through the local offices in Thunder Bay. All permits are in place to operate the open pit and underground operations. The mine site is also in compliance with the Canada Fisheries Act, the Canada Water Act, and the Canadian Environmental Protection Act.

CAPITAL AND OPERATING COST ESTIMATES

Capital costs are estimated in first half 2007 Canadian dollars and are summarized in Table 1-3. The capital cost estimate covers the remaining life of mine from July 2007 onwards. Most of the expenditures are in three areas:  ongoing mine development, expansion of the tailings area, and closure costs. Closure costs are not actually a cash item as the required amount has been accrued in a closure fund. The remaining capital is for equipment replacement and rebuild, which is minimal.

1-15

TABLE 1-3 CAPITAL COST SUMMARY

Lac Des Iles Mines Ltd. – Lac des Iles Mine

C$ ’000	2007	2008	2009	2010	2011	Total
Open Pit						—
Underground	3,943	2,669	50	—		6,662
Mill	3,601	3,500	—	—		7,101
Other	1,000	600	1,200	600		3,400
Closure					8,700	8,700
Sub-total	8,545	6,769	1,250	600		17,163
Contingency						—
Total	8,545	6,769	1,250	600	8,700	25,863

Operating Costs are summarized in Table 1-4. The costs are based on current operating experience at LDIM and cover the remaining mine life from July 2007 onwards.

1-16

TABLE 1-4 OPERATING COSTS SUMMARY

Lac Des Iles Mines Ltd. – Lac des Iles Mine

		2007	2008	2009	2010	2011	Total
Gross Costs
Open Pit	C$‘000	18,137	26,429	2,887	—		47,453
Regular Stockpile	C$‘000	—	—	1,948	2,555		4,503
HG Stockpile	C$‘000	—	861	359	—		1,220
Underground	C$‘000	13,545	26,868	26,868	27,015		94,297

Total Mining	C$‘000	31,682	54,158	32,062	29,570		147,473
Milling (incl power)	C$‘000	22,632	44,950	37,669	35,318		140,568
G&A	C$‘000	5,550	11,022	11,022	9,185		36,778
Environment	C$‘000	309	615	449	395		1,768
TOTAL	C$‘000	60,173	110,744	81,202	74,468		326,588

Unit Costs
Open Pit	C$/t moved	3.29	3.29	3.29	3.29		3.29
Regular Stockpile	C$/t moved	1.00	1.00	1.00	1.00		1.00
HG Stockpile	C$/t moved	2.00	2.00	2.00	2.00		2.00
Underground	C$/t mined	36.81	36.81	36.81	36.81		36.81
Open Pit	C$/t milled	7.04	5.17	0.77	—		3.22
Regular Stockpile	C$/t milled	—	—	0.52	0.78		0.31
HG Stockpile	C$/t milled	—	0.17	0.10	—		0.08
Underground	C$/t milled	5.26	5.25	7.19	8.21		6.41

Total Mining	C$/t milled	12.30	10.59	8.58	8.99		10.02
Milling (incl power)	C$/t milled	8.79	8.79	10.09	10.74		9.55
G&A	C$/tmilled	2.15	2.15	2.15	2.15		2.50
Environment	C$/t milled	0.12	0.12	0.12	0.12		0.12
TOTAL	C$/t milled	23.36	21.65	21.74	22.64		22.19

1-17

2 INTRODUCTION AND TERMS OF REFERENCE

Scott Wilson Roscoe Postle Associates Inc. (Scott Wilson RPA) was retained by Reno Pressacco, VP Exploration & Development, of North American Palladium Ltd. (NAP), to complete a Mineral Resource and Mineral Reserve audit and to prepare an independent Technical Report on the Lac des Iles Mine (LDIM), near Thunder Bay, Ontario. LDIM is owned and operated by Lac des Iles Mines Ltd. (LDI), a wholly owned subsidiary of NAP. NAP is a Canadian company publicly listed on the TSX and AMEX. NAP carries out mineral exploration on the mine property on behalf of LDI.

The purpose of this report is to support the disclosure of Mineral Resources and Mineral Reserves to June 30, 2007. This Technical Report, which presents Scott Wilson RPA’s June 30, 2007 open pit and underground Mineral Resource and Mineral Reserve estimates, conforms to NI 43-101 Standards of Disclosure for Mineral Projects.

Scott Wilson RPA’s familiarity with the LDI operation dates back to 2003 when Scott Wilson RPA completed a prefeasibility study for underground mining at LDIM on July 31, 2003. Scott Wilson RPA prepared a new underground resource block model in November 2003 and completed a feasibility study for underground mining at the LDIM on February 27, 2004. Scott Wilson RPA also assisted mine personnel with updating the open pit resource block model in July 2003, as well as underground mineral resource and mineral reserve updates for 2005 and 2006. On February 23, 2007, Scott Wilson RPA issued a separate NI 43-101 technical report for a new underground Mineral Resource estimate of the Offset Zone located at LDIM.

SOURCES OF INFORMATION

In March 2004, Scott Wilson RPA, then Roscoe Postle Associates Inc. (RPA), was retained by Lac Des Iles Mines Ltd. (LDIM) to prepare an NI 43-101 Technical Report as of March 31, 2004. This Report was based on the Feasibility Study for Underground Mining at Lac Des Iles Mine, completed by RPA on February 27, 2004. Scott Wilson

2-1

RPA issued a report on the Resource Estimate for the Offset Zone at Lac Des Iles Mine on February 23, 2007.

This report was carried out under the overall supervision of Graham G. Clow, P. Eng., Mining Engineer and Managing Director of Scott Wilson RPA, and Deborah A. McCombe, P.Geo., Consulting Geologist and Executive Vice President of Scott Wilson RPA. The audit of Mineral Resources and Mineral Reserves of the Lac des Iles Mine was carried out by Ian T. Blakley, P. Geo., Scott Wilson RPA Consulting Geologist, with assistance by R. Luke Evans, P.Eng., Consulting Geological Engineer, and John Boyce, P.Eng., Scott Wilson RPA Senior Engineer. The review of the Mineral Reserves, mining and metallurgical aspects and the cash flow model was carried out by Graham G. Clow, P.Eng., Principal Mining Engineer, and Leo Hwozdyk, P. Eng., Associate Consulting Mining Engineer.

Deborah A. McCombe, P.Geo., Leo R. Hwozdyk, P.Eng., Ian T. Blakley, P. Geo., and Phillip Chang, Mining Engineer, visited the LDIM on September 11 to 14, 2007. Mr. Richard E. Routledge, M.Sc., P.Geo., visited the LDIM on November 15 and 16, 2005. Mr. Graham G. Clow, P.Eng., has visited the property multiple times. Technical documents and reports were obtained from NAP personnel, from the NAP exploration office in Thunder Bay, and from public sources.

Discussions were held with the following technical and operational personnel:

•                  David Passfield, P. Eng. Vice President, Operations

•                  Trent C.A. Mell, B.C.L., LL.B, Vice President, General Counsel & Corporate Secretary

•                  Reno Pressacco, NAP Vice President, Exploration and Development

•                  Bill McKinney, NAP Operations Manager LDIM

•                  David Penna, P. Geo., LDIM Chief Mine Geologist

•                  Kristopher Hutton, P. Eng., Mine Engineer, Underground

•                  Laila Sedore, P. Eng., LDIM Mill Superintendent & Environmental Coordinator

•                  Krista Nelson, P. Geo., NAP Exploration Geologist

•                  Alan Courville, LDIM Chief Assayer

2-2

The documentation reviewed, and other sources of information, are listed at the end of this report in Section 22 References.

UNITS OF MEASUREMENT AND CURRENCY

Unless otherwise stated, all measurements are in the metric system. Imperial Units were used for the historical drilling programs. Results of this drilling have been converted to metric units. All tonnages shown are in metric tonnes of 1,000 kilograms (2,204.6 lbs) and the palladium content is shown as grams per tonne. All currency is in Canadian dollars (C$) unless otherwise indicated.

A table showing abbreviations used in this report is provided below.

2-3

TABLE 2-1  LIST OF ABBREVIATIONS

µ	micron
°C	degree Celsius
°F	degree Fahrenheit
µg	microgram
A	Ampere
a	annum
AQ	drill core (diameter approx. 27 mm)
Au	Gold
Bbl	barrels
BQ	drill core (diameter approx. 36 mm)
Btu	British thermal units
C$	Canadian dollars
cal	calorie
Cu	Copper
cfm	cubic feet per minute
cm	centimetre
cm2	square centimetre
Co	Cobalt
d	day
dia.	diameter
dmt	dry metric tonne
dwt	dead-weight ton
ft	foot
ft/s	foot per second
ft2	square foot
ft3	cubic foot
g	gram
G	giga (billion)
Gal	Imperial gallon
g/L	gram per litre
g/t	gram per tone
Gpm	Imperial gallons per minute
gr/ft3	grain per cubic foot
gr/m3	grain per cubic metre
hr	hour
ha	hectare (2.471 acres)
hp	horsepower
in	inch
in2	square inch
J	Joule
k	kilo (thousand)
kcal	kilocalorie
kg	kilogram
km	kilometre
km/h	kilometre per hour
km2	square kilometre
kPa	kilopascal
kVA	kilovolt-amperes
kW	kilowatt
kWh	kilowatt-hour
L	litre
L/s	litres per second
m	metre
MASL	metres above sea level
mm	millimetre
min	minute
mph	miles per hour
MVA	megavolt-amperes
MW	Megawatt
MWh	megawatt-hour
m3/h	cubic metres per hour
m.y.	million years
Ni	Nickel
NQ	drill core (diameter approx. 48 mm)
NSR	Net smelter return
O2	Oxygen
opt, oz/st	ounce per short ton
oz	Troy ounce (31.1035g)
oz/dmt	ounce per dry metric tonne
ppb	part per billion
ppm	part per million
Pd	Palladium
psia	pound per square inch absolute
psig	pound per square inch gauge
Pt	Platinum
RL	relative elevation
s	second
st	short ton
stpa	short ton per year
stpd	short ton per day
t	metric tonne
tpa	metric tonne per year
tpd	metric tonne per day
US$	United States dollar
USg	United States gallon
USgpm	US gallon per minute
V	Volt
W	Watt
wmt	wet metric tonne
yd3	cubic yard
yr	year

2-4

3 RELIANCE ON OTHER EXPERTS

Scott Wilson Roscoe Postle Associates Inc. (Scott Wilson RPA) has prepared this report for LDI. The information, conclusions, opinions, and estimates contained herein are based on:

•      Information available to Scott Wilson RPA at the time of preparation of this report,

•      Assumptions, conditions, and qualifications as set forth in this report, and

•                  Data, reports, and opinions supplied by LDI and other third party sources. Scott Wilson RPA does not guarantee the accuracy of conclusions, opinions, or estimates that rely on third party sources for information that is outside the area of technical expertise of Scott Wilson RPA.

Scott Wilson RPA has relied on mineral land title information as summarized in a legal opinion by NAP’s legal counsel. Scott Wilson RPA has not independently verified the mineral land titles or the status of ownership.

3-1

4 PROPERTY DESCRIPTION AND LOCATION

The LDI property comprises approximately 86.4 km2 of mineral claims and leases. The property is located at Latitude 49o10’ North, Longitude 89o37’ W, 85 km northwest of the community of Thunder Bay in northwestern Ontario (Figure 4-1).

The mine, mill and tailings impoundment area lie in the Boreal Forest ecoregion, characterized by typical northern Ontario forest with numerous lakes and beaver swamps.

LAND TENURE

LDI holds six Mining Leases, Land Registry Parcel Nos. 2982, 2983, 2984, 2985, 2531 and 2532 comprising 3,416.3 ha. Contiguous with these leases are 54 mineral claims consisting of 331 claim units covering 5,119.1 ha, for a total property area of 8535.3 ha (Tables 4-1 and 4-2, Figure 4-2).

The mine site straddles the Spruce River and Dog River/Matawin Forests. The land surrounding the mine is Crown Land with limited access that was used primarily for recreation, forest resource extraction, and trapping. LDIM is the only developed mine in the area. The mine area is part of a registered trap line. LDI co-operates with the Sustainable Forest Licence holders, utilizing the area, to ensure that marketable timber on the mine site is harvested.

SURFACE RIGHTS

LDIM owns the surface rights to some of the leases as shown on the table below. LDIM does not own the surface rights to any of the claims.

4-1

Hudson Bay
N
Manitoba
James Bay
ONTARIO
Québec
Red Lake
Pickle Lake
Lac des Iles Mine
Kenora
Sioux Lookout
Thunder Bay
Lake Superior
Timmins
Rouyn-Noranda
Chapleau
Kirkland Lake
Val d'Or
Sault Ste Marie
Sudbury
North Bay
Ottawa
Lake Michigan
Lake Huron
U. S. A.
Toronto
Lake Ontario
Windsor
Lake Erie
0 100 200 300 400 500
Kilometres
October 2007

Figure 4-1

Lac des Iles Mines Ltd.

Lac des Iles Mine
Northwestern Ontario

Location Map

4-2

TABLE 4-1 LEASE DISPOSTION AS OF JUNE 30, 2007

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Claim No.	Parcel No.	Area (Ha)	Lease No.	Due Date	Annual Taxes	Comment
CLM251	2982LTB	235.0	104108 G4000197	31-Aug-27	$705	Surface and Mining Rights
CLM252	2983LTB	314.4	104109 G4000189	31-Aug-27	$1,024	Surface and Mining Rights
CLM253	2985LTB	395.7	104108 G4000192	31-Aug-27	$1,187	Surface and Mining Rights
CLM254	2984LTB	497.4	104108 G4000451	31-Aug-27	$1,492	Mining Rights Only
CLM430	2531LTB	348.4	107903	30-Sep-27	$1,045	Surface and Mining Rights
CLM431	2532LTB	1,625.3	107902	30-Sep-27	$5,086	Surface and Mining Rights

Total		3,416.2

TABLE 4-2 CLAIM DISPOSITION AS OF JUNE 30, 2007

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Claim	Unit	Area	Recording	Claim Due	Work
Number	Size	(ha)	Date	Date	Required, $	Comment
1207892	6	96.4	3-Mar-95	3-Mar-08	2,400	Apply Banked Credits
1207893	6	102.2	3-Mar-95	3-Mar-08	2,400	Apply Banked Credits
1232007	6	98.5	5-Mar-98	5-Mar-08	2,400	Apply Drilling / IP Survey
1165555	12	190	6-Mar-92	6-Mar-08	4,800	Apply Drilling / IP Survey
1165557	3	62.8	6-Mar-92	6-Mar-08	1,200	Apply Drilling / IP Survey
1165558	8	134.6	6-Mar-92	6-Mar-08	3,200	Apply Banked Credits
1232008	2	39.1	6-Mar-98	6-Mar-08	800	Apply Banked Credits
1217213	6	98.8	21-Mar-97	21-Mar-08	2,400	Apply Banked Credits
1191467	4	59.6	25-Mar-94	25-Mar-08	1,600	Apply Banked Credits
1217347	1	12.5	14-Apr-98	14-Apr-08	400	Apply Banked Credits
1232009	1	8.3	14-Apr-98	14-Apr-08	400	Apply Banked Credits
1232010	2	33.6	14-Apr-98	14-Apr-08	800	Apply Banked Credits
1232011	2	32.3	14-Apr-98	14-Apr-08	800	Apply Banked Credits
1232742	4	69	21-Apr-98	21-Apr-08	1,600	Apply Banked Credits
873576	1	16.6	5-May-86	5-May-08	400
873577	1	13.4	5-May-86	5-May-08	400
873578	1	16.3	5-May-86	5-May-08	400
873579	1	17.2	5-May-86	5-May-08	400
873580	1	13.8	5-May-86	5-May-08	400
873581	1	16.3	5-May-86	5-May-08	400

4-3

Claim	Unit	Area	Recording	Claim Due	Work
Number	Size	(ha)	Date	Date	Required, $	Comment
1232619	8	151.8	7-May-98	7-May-08	3,200
1232620	8	126.7	7-May-98	7-May-08	3,200
909816	1	11.7	16-May-86	16-May-08	400
1215285	12	208.3	17-Jun-96	17-Jun-08	4,800
1215286	1	8.5	17-Jun-96	17-Jun-08	400
1215287	1	9.2	17-Jun-96	17-Jun-08	400
1215288	1	16.3	17-Jun-96	17-Jun-08	400
1215289	15	261.3	17-Jun-96	17-Jun-08	6,000
1215290	15	222	17-Jun-96	17-Jun-08	6,000
1215291	15	217.6	17-Jun-96	17-Jun-08	6,000
1215292	3	24.9	17-Jun-96	17-Jun-08	1,200
1215294	3	36.2	17-Jun-96	17-Jun-08	1,200
1232962	12	216.3	29-Jun-99	29-Jun-08	4,800
1238057	16	259.2	29-Jun-99	29-Jun-08	6,400
1238058	16	257.3	29-Jun-99	29-Jun-08	6,400
1238059	16	255.1	29-Jun-99	29-Jun-08	6,400
1238060	6	74.9	29-Jun-99	29-Jun-08	2,400
1238061	15	198.9	29-Jun-99	29-Jun-08	6,000
1238062	15	174.4	29-Jun-99	29-Jun-08	6,000
1205064	12	192.2	20-Jul-99	20-Jul-08	4,800
1191463	6	99.3	23-Aug-93	23-Aug-08	2,400
1191464	9	126.6	23-Aug-93	23-Aug-08	3,600
1194309	4	51.8	9-Sep-91	9-Sep-08	1,600
864416	1	12.5	19-Nov-85	19-Nov-08	400
864417	1	15.5	19-Nov-85	19-Nov-08	400
864418	1	12.8	19-Nov-85	19-Nov-08	400
864419	1	12.1	19-Nov-85	19-Nov-08	400
864420	1	13	19-Nov-85	19-Nov-08	400
864421	1	13.5	19-Nov-85	19-Nov-08	400
1187071	4	56.8	2-Dec-94	2-Dec-08	1,600
1200770	11	161.8	2-Dec-94	2-Dec-08	4,400
845318	1	8.6	4-Dec-85	4-Dec-08	400	Apply banked credits
1245678	15	233.7	8-Dec-00	8-Dec-10	6,000
1245679	15	247	8-Dec-00	8-Dec-10	6,000

54	331	5,119.1	—	—	$132,400	Totals

4-4

306,000 E
308,000 E
310,000 E
312,000 E
314,000 E
116,000 E
5,458,000 N
5,456,000 N
5,454,000 N
5,452,000 N
5,450,000 N
5,448,000 N
5,446,000 N
5,444,000 N
5,442,000 N
HEAVEN LAKE AREA
G-0729
LAC DES ILES AREA
G-0739
SHELBY LAKE AREA
G2512
N
1245678
1245679
1215285
1215288
873577
873578
873580
873579
1215289
1232009
1215286
1232008
1205064
909816
1215287
873581
873576
1232007
1191464
1191467
1232011
1191463
1215290
1215291
1207893
1207892
1232010
1215292
1215294
864416
864419
864417
864420
864418
864421
1217347
845318
1217213
1232742
CLM254
1232819
1232820
CLM253
ROBY
PIT
Access Road
CLM430
1232962
CLM252
1165557
1194309
1165555
1238082
CLM251
1165556
CLM431
1187071
1238081
1200770
1238080
1238057
1238058
1238059
Legend:
Exploration Claim
Mining Lease
0
1
2
3
4
Kilometres
Map Projection: UTM Zone 16, NAD 83
Figure 4-2
Lac des Iles Mines Ltd.
Lac des Iles Mine
Northwestern Ontario
Claim Location Map
October 2007
Source: Lac des Iles Mines Ltd., 2007.

4-5

AGREEMENTS (ROYALTIES, OBLIGATIONS AND ENCUMBRANCES)

The following information was obtained from NAP’s in-house legal counsel.

The company is required to pay a royalty to the Sheridan Platinum Group of Companies (SPG) equal to 5% of the Net Cash Proceeds, as defined in the agreement from mining operations until the expiration of the Lac des Iles leases.

The term of “net cash proceeds” is defined in the royalty agreement generally as the net proceeds of sale receivable by Lac des Iles Mines Ltd. from the production and sale of concentrates from the Lac des Iles Mine after deducting the costs of sampling, assaying, transporting and insuring the concentrate; smelting, processing and refining charges and penalties (excluding Lac des Iles Mines Ltd.’s own processing costs) and all applicable taxes and royalties that must be paid in respect of the mining operations. All mining operations at the Lac des Iles Mine are on the mining leases covered by the royalty agreement.

4-6

5 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

ACCESSIBILITY

Access to the site is via a paved Provincial Highway No. 527 from Thunder Bay and then via a 15 km all-weather private road to the mine site. One way travel time is approximately 1.5 hours depending upon weather conditions. The site itself is served by well-maintained hard surface roads.

CLIMATE

The Lac des Iles area experiences hot summers and cold, snowy winters. Maximum and minimum temperatures range from an extreme low of –30oC in the winter months to an extreme high of 38oC in the summer months. Winter lows of –30oC are not uncommon in January and February.

Mean annual precipitation for LDIM is approximately 714 mm. The area is snow-covered for 5.5 months per year, with monthly snowfalls ranging from 270 mm to 450 mm in winter. Prevailing winds at Lac des Iles are from the northwest. The relative humidity ranges from 50% to 77%.

Weather conditions are rarely severe enough to halt mining operations and generally the only issue is related to safe traction on the access roads and ramps within the open pit. Mill operations are enclosed and are not exposed to the weather other than feed inputs. LDIM does not budget for weather related shutdowns in the mines.

5-1

LOCAL RESOURCES

Thunder Bay, with a population of approximately 120,000 (2001 Census), is the major service centre for northwestern Ontario and provides most of the services required by the operation. This includes an airport with regular daily service to major Canadian cities, rail connections, and ocean access via the Great Lakes and St. Lawrence Seaway.

Most mine and mill consumables including fuel, cement, and propane are readily available in Thunder Bay. Due to the project’s proximity to Thunder Bay, LDIM has had recent success in hiring experienced staff and personnel with good mining and processing expertise. Most staff operate on either a 4 day on / 3 day off or 7 day on / 7 day off shift. Contract miners operate on a 28 day in / 14 day out schedule.

LDIM, GULL BAY FIRST NATION AND SPRUCE RIVER GROUP COMMUNITY RELATIONS

The Spruce River Forest area is located north of the City of Thunder Bay and is within the traditional lands of the Gull Bay First Nation community. The community of Gull Bay First Nation is situated on the southwest shore of Lake Nipigon, approximately 195 km north of Thunder Bay on Highway 527. It is a small community which is home to 298 band members. The total number of registered band members both on and off reserve is 1,050. Preservation of the natural habitat is of great concern with the First Nation people.

A Sustainable Forest Management Plan is in place to protect and maintain the Spruce River Forest ecosystem. This is a 20 year forest management program that contains resource management objectives, targets and indicators of sustainability. Public participation and consultation is a requirement as defined in the Crown Forest Sustainability Act (1994).

In 1995, the Local Citizens Committee (LCC) was formed and has been actively involved in the forest management planning process. Monthly LCC meeting are held

5-2

amongst all interested parties to summarize forest management plans, objectives and strategies. Local First Nation communities were also provided with the opportunity to participate in the Forest Management Aboriginal Consultation Program.

LDI provides the Gull Bay First Nation community with relevant information on mining activities. A Working Group Committee consisting of key Lac des Iles employees and Gull Bay First Nation members was formed to facilitate this communication process. Monthly Working Group Committee meetings are held to discuss and respond to any First Nation community concerns and issues. To enhance this communication process, LDI has recently employed a Community Liaison Coordinator. The responsibility of the Liaison Coordinator is to serve the interests of both the Gull Bay First Nation community and the company.

INFRASTRUCTURE

A site plan drawing is shown in Figure 5-1. The main facilities are the new camp area, the old camp area, main office and tire shop, the old mill area, the new mill area, which includes the open pit shops, warehouse and operational offices, the old concentrator building, the open pit and stockpile area, the underground portal and related ventilation accesses, and the tailings management facility.

CAMP FACILITIES

A 324-person camp and recreational complex was built in conjunction with the construction of the new mill. This facility was expanded in 2006 to accommodate the underground workforce.

WAREHOUSE AND LOGISTICS

All purchasing is handled by the on-site staff, with regular freight movement between the site and Thunder Bay. On-site warehouse space accommodates spares for open pit and underground mining as well as milling operations. The trucking contractor maintains

5-3

a transshipping warehouse in Thunder Bay for LDIM material. Road access to the site is adequate for moving in most materials, including oversize mining equipment.

STOCKPILES

Waste dumps and ore stockpiles of various grades have been established on surface near the concentrator facilities. One significant aspect is that the waste rock from pit walls is relatively benign and classified as non-acid generating. Similar waste rock from the underground workings is placed as fill in the mined underground stopes.

TAILINGS MANAGEMENT FACILITY

Tailings from the mill are deposited and water reclaimed for use in the concentrator. The Tailings Management Facility is presently being expanded to meet life of mine capacity.

5-4

5-5

SERVICES

Water and sewer services are supplied independently for each facility and are considered by LDI to be adequate for current needs. Expansion of potable water and sewer services were completed for the underground workforce additions.

POWER

Electrical power is supplied by Hydro One via a 118 kV line to a main substation on site. Site distribution is maintained by LDI and consists of 4,160 V overhead lines around the site. There is a services agreement with Hydro One in place.

PHYSIOGRAPHY

LDIM is located in Northwestern Ontario which lies within the Superior Province of the Canadian Precambrian Shield, a boreal forest region typified by uplands forested mostly by black spruce, birch, poplar and jack pine, and low areas of numerous lakes and treed swamps. Drainage is poorly integrated and generally south to Lake Superior. Local land use is primarily forestry-related. The topography of the site is favourable for the placement of facilities, being generally of low relief. Elevations on the property range from 418 masl to 550 masl, exclusive of the open pit.

5-6

6 HISTORY

Geological investigations in the area began with reconnaissance mapping by Jolliffe (1934), followed by more detailed mapping of the area by Pye (1968). Economic interest in the area was sparked by the discovery of aeromagnetic anomalies in the late 1950s. Significant palladium mineralization was first discovered in the Roby Zone in 1963 by prospectors. Various exploration programs were undertaken over the next 25 years by a number of companies, including Gunnex Ltd., Anaconda Ltd., Texas Gulf Sulphur, and Boston Bay Mines.

In 1990, Madeleine Mines Ltd. developed the property. After intermittent production and continuing capital expenditures, commercial open pit production of the Roby Zone was achieved in December 1993. NAP was formed as an outcome of corporate reorganization. In 2000, LDIM commenced an expansion program and a new mill was commissioned in the second quarter of 2001 to achieve its rated 15,000 tpd throughput in August 2002.

A major Phase 4 push back of the south and east pit wall was undertaken in 2004-2005, with waste removal of upper benches completed in 2005. In 2006, the pit was redesigned to address south wall stope stability issues. This pit redesign was finalized in September 2006.

From 1999 to 2001, the NAP exploration arm carried out an extensive drilling campaign on behalf of LDI that identified mineralization at depth, below the ultimate pit bottom. The drilling identified two zones with potential for underground mining: the Main High Grade Zone and the Offset Zone.

On July 31, 2003, Roscoe Postle Associates Inc. (RPA) completed a positive pre-feasibility study for underground mining of the Main High Grade Zone (down dip extension of the open pit Main Zone) at the LDIM on behalf of LDI. Subsequently, RPA completed a feasibility study for underground mining dated February 27, 2004. The

6-1

study proposed to develop a 2,000 tpd underground mine to run concurrently with the existing Roby open pit. An NI43-101 Technical Report by RPA (RPA, 2004), dated April 2, 2004, summarized LDI’s underground project at the mine as of March 31, 2004. This report was based on the RPA Feasibility Study.

Underground development on the High Grade Zone below the Roby pit started in 2004, with the ramp developed and the zone accessed in late 2005. Development muck was delivered to the concentrator in December 2005 and underground commercial production began in March 2006.

A number of process improvement and enhancement initiatives were undertaken in 2006 to improve mill performance. In the last quarter of 2006, mill availability reached 90% and palladium recovery rose to 77%.

The Offset Zone was discovered in 2001 by NAP Exploration. The Offset Zone is subdivided into the Offset High Grade Zone and the adjacent Roby Footwall Zone (the Offset zones). The Offset High Grade Zone is the fault-offset, down dip extension of the High Grade Zone that is currently being mined underground below the Roby open pit at LDIM. From 2001 to 2006 some 63 holes totalling 62,022 m from both underground and surface diamond drilling programs have explored the zone. The 2006 drilling was planned to confirm grade continuity at hole spacing in the zone of 50 m by 50 m and upgrade a portion of the Inferred Resources to Indicated.

On February 23, 2007, Scott Wilson RPA completed an independent estimate of Mineral Resources of the Offset zones (RPA, 2007a). The Offset High Grade Zone has been traced from 311,600N to 312,125N on strike (525 m) and vertically from -60 RL to –550 RL (490 m) at depths of 575 m to 1,065 m. The current 2007 drilling program is being completed from a 5095RL exploration drift targeting the Offset High Grade Zone and the Roby Footwall Zone.

6-2

PRODUCTION HISTORY

In 2006, LDIM produced 13.5 million tonnes of ore and waste at 37,085 tpd. The concentrator processed 4.6 million tonnes from mine and stockpiles at an average rate of 12,523 tpd. The 2006 metal production was 237,338 ounces Pd, 22,308 ounces Pt, 17,237 ounces Au, 5.2 million pounds Cu, and 2.7 million pounds Ni.

During 2006 the average palladium head grade was 2.18 g/t compared to 1.66 g/t in 2005. The improved palladium head grade can be attributed to the underground mine which commenced operational production in April 2006. Production in 2005 was lower than for 2004 primarily due to decreased concentrator availability, wedge failure in the south pit wall in addition to waste stripping for the pit push back. The majority of the 2005 production issues were addressed in 2006 with mill flotation circuit improvements, proactive preventative equipment maintenance programs and changes to the mill flow sheet and reagent mix that resulted in the mill returning to historical recover-y levels.

In 2006, approximately 28,979 tonnes of concentrate were shipped to Xstrata Nickel (Xstrata) and CRVD Inco smelters in Sudbury. In 2006, LDIM discontinued shipping concentrate to CVRD Inco and as of April 1, 2007 the concentrate smelting contract was renewed for a three year term with the Xstrata smelter in Falconbridge (Sudbury).

Since commencement of production on December 1, 1993, total ore milled through June 30, 2007 has been approximately 39.1 million tonnes producing 2.1 million troy ounces of palladium. To June 30, 2007 approximately 140.6 million tonnes of ore and waste have been mined. Table 6-1 lists LDIM mine and mill production for the last five years.

6-3

TABLE 6-1 MINE / MILL PRODUCTION SUMMARY

Lac des Iles Mines Ltd. Lac des Iles Mine, Ontario

	Year	2006	2005	2004	2003	2002
Ore Mined – Underground	Tonnes	721,179	—	—	—	—
Ore Mined – Open Pit	Tonnes	3,926,911	3,705,555	4,574,134	4,396,847	7,250,963
Waste Mined – Open Pit	Tonnes	8,888,037	11,619,658	12,275,889	10,164,806	9,828,552
Mill throughput	Tonnes	4,570,926	4,780,599	5,298,544	5,159,730	4,851,621
Pd Head Grade	g/t	2.18	1.66	2.41	2.31	1.91
Pd Recovery	%	74.0	69.6	75.2	75.5	73.8
Pd Ounces Produced	Oz	237,338	177,167	308,931	288,703	219,325
Pt Ounces Produced	Oz	22,308	18,833	25,128	23,742	19,180
Au Ounces Produced	Oz	17,237	14,308	25,679	23,536	16,030
Ni Pounds Produced	Lbs	2,721,042	2,353,227	4,320,970	4,070,785	2,763,654
Cu Pounds Produced	Lbs	5,155,588	5,514,670	7,836,183	7,142,674	5,295,486

Source: North American Palladium Ltd. Annual Reports 2006 & 2003

Production for the six months ending June 30, 2007 is shown in Table 6-2. Year to date operational results include a favorable open pit strip ratio, increased higher grade underground production, as well as continually improving mill availability and recoveries.

6-4

TABLE 6-2 MINE / MILL PRODUCTION SUMMARY

YEAR TO DATE – JUNE 30, 2007

Lac des Iles Mines Ltd. Lac des Iles Mine, Ontario

	Year	June 30, 2007 YTD
Ore Mined – Underground	Tonnes	396,079
Ore Mined – Open Pit	Tonnes	2,280,764
Waste Mined – Open Pit	Tonnes	3,754,062
Mill throughput	Tonnes	2,532,607
Pd Head Grade	g/t	2.38
Pd Recovery	%	75.2
Pd Ounces Produced	Oz	145,455
Pt Ounces Produced	Oz	12,767
Au Ounces Produced	Oz	9,630
Ni Pounds Produced	Lbs	1,528,482
Cu Pounds Produced	Lbs	2,680,597

Source: LDIM 2007 Second Quarter Report

6-5

7 GEOLOGICAL SETTING

The following geological description has been summarized from Clow and Rennie (2004). The original source of this information is Lavigne and Michaud (2001). Additional information is available in Brugmann et al. (1989). The most up to date work is available in Hinchey, Hattori, & Lavigne (2005).

REGIONAL GEOLOGY

The Lac des Iles area is underlain by mafic to ultramafic rocks of the Archean Lac des Iles Intrusive Complex (LDI-IC). These rocks have intruded granites and greenstones of the Wabigoon Subprovince of the Superior Province (Figure 7-1). The LDI-IC lies immediately north of the Wabigoon-Quetico subprovince boundary, which extends some 300 km from Rainy Lake to Lake Nipigon. The LDI-IC is the largest of a series of mafic and ultramafic intrusions that occur along the boundary and which collectively define a 30 km diameter circular pattern in LDIM area.

LOCAL AND PROPERTY GEOLOGY

The mine lies in the southern portion of the LDI-IC, in a roughly elliptical intrusive package measuring 3 km long by 1.5 km wide (Figure 7-2). These rocks, locally termed the Mine Block Intrusive (MBI), comprise a very wide range of textures and mafic and ultramafic compositions. The MBI is host to a number of PGE deposits, and the most important of these is the Roby Zone. The Roby Zone consists of three subzones: the North Roby Zone, High Grade Zone, and Breccia Zone. The main area of economic interest for underground mining is the High Grade Zone of the Roby Zone, extending beneath the Roby Pit and the Offset High Grade Zone, a fault-displaced depth extension of the High Grade Zone.

7-1

Lac des Iles
Tib Lake
Buck Lake
Legris Lake
Demars-Wakinoo Lake
Upsala
Wabigoon Subprovince
Rainy Lake
Dog Lake
Quetico Fault
Fort Frances
Samuels Lake
Rainy Lake
Quetico Subprovince
Canada
U.S.A.
N
Wawa Subprovince
Thunder Bay
Lake Superior
0 10 20 30 40 50
Kilometres
Source: Lavigne and Michaud, 2001.
Legend:
Proterozoic rocks
Archean
Felsic intrusive rocks
Alkaline intrusive rocks
Mafic and felsic volcanic rocks
Ultramafic-mafic intrusive rocks
Metasediments
Major fault
Subprovince boundary
Highway

Figure 7-1

Lac des Iles Mines Ltd.

Lac des Iles Mine
Northwestern Ontario

Regional Geology

October 2007

7-2

Legend:
Archaean
Felsic Plutonic Rocks
Metasedimentary Rocks
Felsic Volcanic Rocks
Mafic Volcanic Rocks
Gabbro Complex
Gabbronorite Complex
Hornblende Gabbro Complex
Ultramafic Complex
Proterozoic
Diabase Sills and Dykes
NAP Minesite, Occurrences
North American Palladium Claims
Tib Lake Intrusion
Lac des Iles Complex
Dog River Intrusion
Buck Lake Intrusion
Taman Lake Intrusion
Shelby Lake Intrusion
Legris Lake Intrusion
Wakinoo-Demars Lake Intrusion
Highway 527
N
0 2 4 6 8 10
Kilometres
Figure 7-2
Lac des Iles Mines Ltd.
Lac des Iles Mine
Northwestern Ontario
Local Geology of the Lac des Iles Intrusive
October 2007
Source: Lavigne and Michaud, 2001.

7-3

The MBI is texturally and compositionally complex. Its composition ranges from anorthosite to clinopyroxenite, leuco-gabbronorite to melanonorite, and includes magnetite-rich gabbro. Textures include equigranular, fine to coarse-grained, porphyritic and pegmatitic, varitextured units and heterolithic gabbro breccias. These last three textural types are the most common host to PGE mineralization, including the Roby Zone.

The MBI consists of two lithologically distinct domains. The oval-shaped domain immediately south of Lac des Iles is lithologically complex and contains widespread PGE mineralization, while the domain further to the south is dominated by massive medium-grained PGE-barren gabbronorite (Figure 7-3).

Systematic surface sampling of the massive gabbronorite has demonstrated that the latter has anomalously low PGE content. Extensive stripping has disclosed that the interior of the oval-shaped domain has an abundance of monolithic and heterolithic breccia with an average composition of gabbronorite. Within this area, individual lithological units are not laterally extensive, signifying a chaotic distribution of lithologies.

The most laterally continuous unit is a massive medium-grained gabbro, referred to as East Gabbro, termed EGAB by the mine staff. The EGAB is adjacent to a variably textured gabbro “rim” to the west and more equigranular gabbronorite (GN) to the east. The variably textured rim is host to the Roby palladium deposit, where heterolithic gabbro breccia (HGABX) commonly occurs as pipes and pods, and large blocks (~60 m) of varying composition.

7-4

0 0.5 1 1.5 2
Kilometres
N
Lac des Iles
Mine Property Boundary
Mine Property Boundary
Lac des Iles
North Lac des Iles Intrusion
Source: Lavigne and Michaud, 2001.
Phase 3 Roby Pit
Mine Block Intrusion
Camp Lake
Camp Lake Intrusion
Figure 7-3
Lac des Iles Mines Ltd.
Lac des Iles Mine
Northwestern Ontario
Geology of the Lac des Iles Intrusive
October 2007
Legend:
Diabase
Felsic Intrusives
Leucogabbro / Gabbro
Varitextured Gabbro
Heterolithic Gabbro Breccia
Gabbronorite
Gabbronorite Breccia
Magnetite Gabbronorite
Hornblende Gabbro
Clinopyroxenite
Websterite
Peridotite
Area of No Outcrop
Outline of Intrusive Chambers

7-5

The principal rock types in the mine area, as defined and labelled by the mine staff, are:

•                  Heterolithic Gabbro Breccia (HGABX) – the principal host for the Roby Zone, is comprised of a melanogabbro to gabbro matrix with varying clast composition ranging from Leucogabbro to Pyroxenite. Clast percentage varies commonly from 15% to 60% of unit. This unit comprises most of the economic ore grade material in the current open pit and underground reserves.

•                  East Gabbro (EGAB) – is a well know gabbro “marker unit” that is characteristically uniform and very homogenous in its composition. The East Gabbro has very minor alteration with local trace pyrite and epidote. The East Gabbro, which has no significant associated mineralization with it, is a unit bounding the Roby Zone to the east.

•                  Pyroxenite (PXN) – a steeply dipping thin layer situated along the contact between the Heterolithic Gabbro and East Gabbro. It hosts the highest proportion of the High Grade Zone. This unit is responsible for much of the high PGM grades at Lac Des Iles. It is to be noted that not all pyroxenites carry economic PGM grades.

•                  Gabbronorite (GN) – a 20 m to 50 m thick steeply dipping slab located along the northwestern contact of the East Gabbro. It is also a host unit of the High Grade Zone, although to a lesser degree than the PXN.

•                  Gabbronorite Breccia (GNBX) – a Pd-mineralized (Twilight Zone) heterolithic breccia, similar to the HGAB but without pegmatitic phases or varitextured gabbro. It occurs as a roughly cylindrical pod, approximately 150 m in diameter, completely enclosed by EGAB.

•                  Dykes – late, post-ore mafic dikes.

7-6

Samples >2.5 g/T Pd
Samples >0.7 g/T Pd
Drill core Sample >1 g/T Pd + Pt
Outline of Ore Zones - 2000
Faults
Lac des Iles
BAKER ZONE
CREEK ZONE
ROBY PIT
PHASE 3
Projection of
Offset Zone
to Surface
ROBY
ZONE
TWILIGHT
ZONE
MOORE
ZONE
Camp
Lake
Legend:
Diabase
Felsic Intrusives
Leucogabbro / Gabbro
Varitextured Gabbro
Heterolithic Gabbro Breccia
Gabbronorite
Gabbronorite Breccia
Magnetite Gabbronorite
Hornblende Gabbro
Clinopyroxenite
Shear Ore
0
250
500
750
1000
Metres

Figure 7-4

Lac des Iles Mines Ltd.

Lac des Iles Mine
Northwestern Ontario

Property Geology

October 2007

Source: Lavigne and Michaud, 2001.

7-7

8 DEPOSIT TYPES

ROBY ZONE

Hinchey, Hattori, & Lavigne (2005) put forward a schematic model illustrating a deposit model for the history of mineralization at the southern Roby zone (Figure 8-1).

The textures of the Lac des Iles deposit are similar to those of contact-type PGE deposits, but there are fundamental differences between the two. The Lac des Iles deposit is not localized near the contact between the host intrusion and the country rocks and evidence of the assimilation of the host rocks is lacking. Instead, the mineralization at Lac des Iles has many features in common with layered intrusion-hosted deposits, in which pulses of primitive magma introduced the PGE. Unlike the quiescent magma chambers of most layered deposits, the magmas at Lac des Iles were intruded energetically, forming breccias and magma-mingling textures.

Magmas formed by a high degree of partial melting in a depleted mantle source (A1) became enriched in Cu, Pt, and Pd through fractional crystallization of olivine, chromite, and high-temperature PGM (A2), segregated sulfide melt that had low Cu/Pd ratios along the conduit and the base of the magma chamber (A3), and solidified as the early leucocratic gabbros. A second episode of partial melting in the mantle source produced another batch of fertile magma. As with the early magma, this magma was enriched in Cu, Pt, and Pd through fractional crystallization (A2). This magma incorporated the earlier sulfide melt and intruded forcefully into the partially crystallized leucocratic rocks (B1), causing brecciation and magma mingling, and solidified as fertile melanocratic gabbro. Aqueous fluids that separated from the melanocratic magma percolated through the cumulates, partially dissolving Pd and concentrating it in the High Grade ore zone adjacent to barren East Gabbro (B2).

8-1

A
East Gabbro
partial solidification of early leucocratic magmas
A³
A²
A¹
Depleted Mantle
A³
Leucocratic magma with high Cu/Pd
Sulfide segregation
Sulfide with low Cu/Pd
A²
Evolving magma with high Cu +PPGE
IPGE
Ni
Ni
Cumulates
A¹
PGE, Ni, Cu enriched silicate melt
Depleted Mantle
B
HGZ
East Gabbro
B²
B¹
Partially crystallized leucogabbro
Depleted Mantle
New batch of magma under high degree of partial melting
B²
HGZ
Exsolution of volatiles
Sulfide Melt
Mgab Bx. with PGE
B¹
Incorporation of earlier formed sulfide melt (stage A¹)
Granites and Gneiss
East Gabbro
Leucogabbroic Intrusions (1a,1b,1c,1d)
High Grade Ore
Melanogabbro Breccia (Mgab Bx., 2a)
Dark gabbro and clinopyroxenite (2b,c)
Aqueous fluid
Olivine
Chromite
Sulfide
PGM

Figure 8-1

Lac des Iles Mines Ltd.

Lac des Iles Mine
Northwestern Ontario

Deposit Model

October 2007

Source: Hinchey, Hattori & Lavigne, 2005.

8-2

The Roby Zone is a bulk mineable, PGM-enriched disseminated sulphide deposit with a minimum north to south length of 950 m, a width of 815 m, including the Twilight Zone in the southwest portion of the deposit. The Roby Zone is composed of three distinct ore types: High Grade Ore (7.6% of volume), North Roby Ore (5.3% of volume), and Breccia Ore (87.1% of volume). The High Grade Ore is the primary ore type contemplated for underground mining operations. Current open pit mining operations segregate muck into direct mill feed for Pd grades of >1.1 g/t and a regular grade ore (RGO) stockpile for Pd grades of >0.7 g/t.

HIGH GRADE ZONE

High Grade Zone Ore is hosted mainly within a portion of a 15 m to 25 m thick unit of occasionally sheared PXN/melanogabbro (Figure 8-2). A host to high-grade PGE mineralization, it is located in the east central portion of the Roby Zone, bounded by the barren EGAB hangingwall and HGABX-hosted Breccia Ore to the west. The High Grade Zone is primarily confined to a 400 m long segment of the PXN, although it does extend northward into the GN. The High Grade Zone, striking north-northwest to north-northeast, dips near-vertically near surface and flattens to nearly 45° at depth. The zone appears to be terminated down dip by a relatively shallow dipping fault, the Offset Fault.

Below this structure, the Offset High Grade Zone, a higher grade zone similar to the High Grade Zone, has been intersected in drill holes, where it is displaced down and approximately 300 m to the west. Within the wireframed Offset High Grade Zone, the palladium mineralization is hosted in approximately 37% heterolithic gabbro breccia, 32% pyroxenite, 16% gabbro and gabbro breccias. Approximately 3% of the zone is occupied by late dikes (dilution). Higher grade portions of the Roby Footwall Zone, in the footwall of Offset High Grade Zone, are hosted 60% by heterolithic gabbro breccia and 31% by varitextured gabbro, gabbro and gabbro norites with dilution by approximately 1% late dikes.

8-3

31500 mE
31750 mE
32000 mE
32250 mE
32500 mE
32750
500 mRL
250 mRL
0 mRL
-250 mRL
-500 mRL
-750 mRL
Current Pit Outline
Final Phase 4 Pit Outline
Current Open Pit and Underground Ore Reserve
5095RL Exploration Drift with Proposed 2007 Diamond Drilling
Offset Fault
Shallow Offset High Grade Zone
Roby Footwall Zone
Deep Offset High Grade Zone
Granite
Heterolithic Gabbro Breccia
East Gabbro
Gabbro
Magnetic Gabbro
0 50 100 150 200 250
Metres

Figure 8-2

Lac des Iles Mines Ltd.

Lac des Iles Mine

Northwestern Ontario

Typical Cross Section Through Lac des Iles Mineral Deposit

October 2007

Source: Lac des Iles Mines Ltd., 2007.

8-4

OTHER MINERALIZED ZONES

TWILIGHT ZONE

The Twilight Zone has been removed with the mining of the current Open Pit.

BAKER ZONE

The Baker Zone is located approximately one kilometre northeast from the Roby and Twilight zones and contains similar rock types and textures. Gabbronorites/norites have been intruded by east-northeast-trending, heterolithic melanogabbro breccia and lesser melanogabbro, leucogabbro breccia, varitextured gabbro and late pyroxenite dikes. Surface exploration has exposed the Baker Zone breccias and associated lithologies over an approximately 150 m by 55 m area. The heterolithic melanogabbro breccia hosts blebby to disseminated to narrow veinlets of sulphide with sporadic mineralization in the adjacent lithologies. The north-south oriented, shallowly westerly dipping Baker fault appears to truncate the Baker Zone mineralization at depth.

Extensive surface exploration by NAP occurred mainly from 1998-2001 and consisted of prospecting, stripping/ trenching (including the main stripped area of approximately 200 m by 120 m), channel sampling, geological mapping and ground IP/resistivity geophysical surveys. Sixteen diamond drill holes in 1998-99 tested the main portion of the Baker Zone over a 250 m strike length and to a maximum depth of 200 m. Subsequent exploration (trenching and diamond drilling) has tested possible strike extensions of the zone and the area below the Baker fault. The Baker Zone is a lower grade mineralized zone and no further work is planned at this time.

MOORE ZONE

The Moore Zone is a low grade, presently uneconomic mineralized zone approximately 500 m south of the current Roby pit with similar lithologies and textures as other MBI breccias. The central area of interest is a small breccia pod measuring approximately 200 m long (northwest-southeast direction), varying from approximately 15 m to 115 m wide which occurs within the massive, medium-grained gabbronorite

8-5

typical of the more southerly domain of the MBI. The main Moore Zone mineralization is located in the eastern portion of the breccia pod and appears to be structurally controlled (~030°, dipping 70° east), ranging 5 m to 25 m thick. Prospecting, mapping, trenching, sampling and limited diamond drilling of the Moore Zone have indicated limited mineralized potential and no further work is planned at this time.

CREEK ZONE

The Creek Zone is located approximately two kilometres northeast of the Roby pit in the northeastern nose of the MBI, near the contact with the north LDI-IC. Surface trenching has exposed the main portion of the Creek Zone for approximately 90 m long by 10 m to 40 m wide. It is dominated by low sulphide, juvenile breccias that have intruded the varitextured gabbro rim of the MBI. The breccias are composed of approximately 90% gabbronoritic clasts and only approximately 10% melanogabbro matrix. Unlike the Roby Zone, mineralization is not dominantly hosted by the breccia matrix but seems to occur within the pegmatitic gabbronorite. Prospecting, mapping, trenching, sampling and limited diamond drilling of the Creek Zone have indicated limited mineralized potential and no further work is planned at this time.

8-6

9 MINERALIZATION

PGM and base metal mineralization in the Lac Des Iles intrusion occurs in both primary and secondary situations within sulphide and silicate minerals. Mineralization appears to be dominantly stratabound along the contact between the East Gabbro and the mineralized Heterolithic Gabbro Breccia. Within the Heterolithic Gabbro Breccia, there is a high grade core typically constrained to an easily recognized ultramafic unit known as the Pyroxenite (PXN).

Visible PGM mineralization is rare to nil, and difficult to predict. In general, PGM ore grade mineralization is anticipated within gabbroic to pyroxenitic rocks (in close proximity to marker unit East Gabbro) that exhibit strong sausseritization of plagioclase feldspars, strong talcose alteration to amphiboles and association with either disseminated or blebby secondary sulphides.

Palladium and platinum mineralization within the High Grade Zone consists primarily of fine-grained PGE sulphide, braggite and telluride minerals, merenskyite and kotulskite (Sweeny, 1989; quoted in Lavigne and Michaud, 2001). These are present interstitially to cumulus grains and as inclusions within secondary silicates.

Higher PGM grades (mean – 7.89 g/t Pd, maximum – 55.95 g/t Pd) occur in those portions of the PXN that are altered to an assemblage of amphibole (anthophyllite-actinolite-hornblende)-talc-chlorite. The PGM tenor is not proportional to the sulphide content, and samples free of visible sulphide often contain more than 10 g/t Pd. The high-grade mineralization is located primarily within the western, highly altered portion of the PXN, since much of the PXN between the barren EGAB and the High Grade Zone is low grade. The higher grade “High Grade Ore” is not restricted to the PXN as it commonly straddles the PXN/gabbro breccia contact to depths exceeding 250 m.

Platinum group and chalcophile elements occur in variable amounts in almost every ore type within the Roby Zone. Twelve PGMs have been identified in the Roby Zone,

9-1

including braggite (Pt,Pd)S, kotulskite Pd(Te,Bi)2, isometrieite Pd11(Sb,Te)2As2, merenskyite PdTe2, moncheite PtTe2, palladoarsenide Pd2As, sperrylite PtAs2, stibiopalladinite Pd5Sb2, stillwaterite Pd8As3, vysotskite PdS, unnamed Ag4Pd3 te4 and Pd5As2 (Watkinson and Dunning, 1979; Cabri and Laflamme, 1979; Sweeny, 1989; quoted in Lavigne and Michaud, 2001). Palladium also occurs in solid solution in melonite, gold, and pentlandite (Dunning, 1979; quoted in Lavigne and Michaud, 2001).

The majority of PGMs either occur within sulphides or are associated with sulphides at sulphide-silicate boundaries, occurring as discrete mineral inclusions within secondary silicates of altered rocks (Sweeny, 1989; quoted in Lavigne and Michaud, 2001). The PGM minerals present are summarized below in Table 9-1.

TABLE 9-1 PLATINUM GROUP MINERALS IN THE

ROBY ZONE

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Mineral	Chemical formula
Braggite	(Pt,Pd)S
Kotulskite	Pd(Te,Bi)[2]
Isometrieite	Pd11(Sb,Te)[2]As2
Merenskyite	PdTe[2]
Moncheite	PtTe[2]
Palladoarsenide	Pd2As
Sperrylite	PtAs[2]
Stibiopalladinite	Pd5Sb2
Stillwaterite	Pd8As3
Vysotskite	PdS
Unnamed	Ag4Pd3 [t]e4
Unnamed	Pd5As2
Melonite, gold, pentlandite	Pd in solid solution

9-2

10 EXPLORATION

Since the early 1960s the property has been mapped by several companies. The first detailed mapping of the Roby Zone was conducted by LDI in 1992-1994. During this period the eastern part of the zone was stripped of overburden, then mapped and sampled. This program continued in 1995 over the South Roby area.

In 1998 the area between the south pit and the main pit was stripped, mapped and channel sampled. In 1999 this program was expanded to the area east of the Roby pit and resulted in the discovery of the mineralized Twilight Zone and several other zones of mineralization.

The Baker, Moore and Creek zones have been explored sporadically over the last ten years and at present there are no plans for further exploration of these areas.

LDIM is an operating mine. Exploration in the immediate area of the deposit has been completed, except for delineation drilling of the Offset zones, which is ongoing by the NAP Exploration group.

The Offset Zone was discovered in 2000 by drill hole 00-204. Some 39 holes (35,363 m) were completed in, and immediately above, the zone during 2000 and 2001 to explore the zone. In 2001, geological interpretations of available data were initiated and a large east-west striking oblique-slip fault with an offset throw of 300 m (to the southwest) was interpreted to displace the down plunge extent of the high grade ore (the Offset Zone). Two holes for 2,783 m were drilled in the zone in 2003 and 2004. Fifteen additional holes (18,230 m) were drilled in 2005.

In 2006, LDI spent approximately $1.5 million for diamond drilling to better define and upgrade a portion of the Offset High Grade Zone Inferred Resource. As of 2005, drill hole intercepts within the Offset zones were generally spaced at 120 m to 140 m. The 2006/2007 infill drilling program was designed to tighten the spacing to

10-1

approximately 50 m by 50 m in and around some of the wider intercepts. Eight wedge offset holes (5,663 m) were drilled from two surface holes to fill in on certain sections and close the hole spacing, allowing for classification of some of the resource as Indicated Resource.

Development of the 5095RL underground exploration drift that began in 2006 was completed in April 2007. Total cost of this exploration drift was $2.0 million. The 2007 exploration drilling program, budgeted at approximately $2 million for underground and approximately $1.26 million for surface, is designed to increase confidence in the entire Offset resource and to upgrade a portion of the current resource to Indicated from its present Inferred status. The ultimate goal of the exploration program is to better define an economical size and grade of this resource in order to drift out from current planned underground development for continued mining via the current ramp.

The underground exploration drift off from 5095RL is currently being drilled off to access the Offset High Grade Zone. The two targets are primarily the Shallow Offset High Grade (-350 El and higher), and the Roby Footwall Zone (Figure 10-1). Drill spacing will be approximately 50 metres. The Deep Offset High Grade resource will be drilled at a later date.

•                  Shallow Offset Zone: This zone, broken out solely because of its low drilling density, will be the main focus of the 2007 program. This zone occurs along the western boundary of the East Gabbro contact, most prominent from sections 507-512N at elevations from 0 to -350 El. Target geology is strongly altered pyroxenite as well as a heterolithic melanogabbro/gabbro breccia. This area will be tested from 499N to 514N on roughly 30 m stepouts (horizontal spacings) with varying vertical height intercepts based upon previous intersections.

Roby Footwall Zone: This zone parallels the Offset High Grade Zone at a horizontal distance varying from 10 m to 50 m. It is located west of East Gabbro contact, most prominent from sections 502-506N at elevations from 0 to -750 El, and is currently open down plunge and towards the southern extent of the inferred resource triangulations. Target geology is strongly altered heterolithic melanogabbro/gabbro breccia. This area will be tested from 499N to 510N on roughly 30 m stepouts with varying vertical height intercepts

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based upon previous intersections. Further definition of this zone, contingent upon successful exploration results, will require a deeper exploration drift.

•                  Deep Offset Zone: This zone will not be drilled at this time. It occurs west of East Gabbro contact, most prominent from sections 502-507N at elevations from -350 to -750 El, and is currently open down plunge and towards the southern extent of present inferred resource triangulations. Target geology is strongly altered pyroxenite as well as a heterolithic melanogabbro/gabbro breccia. This area will be tested from 499N to 514N on roughly 30 m stepouts with varying vertical height intercepts based upon previous successful hits. Although this zone comprises most of the inferred resources held within the Offset Zone, due to its lower respective elevation, definition drilling, contingent upon successful exploration results, will require a deeper exploration drift.

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Figure 10-1

Lac des Iles Mines Ltd.

Lac des Iles Mine
Northwestern Ontario

3D View
UG Exploration Drilling

October 2007

Source: Lac des Iles Mines Ltd., 2007.

10-4

11 DRILLING

The property has been subjected to numerous drill campaigns since the early 1960s, summarized in Table 11-1 and shown on Figure 11-1.

TABLE 11-1 SUMMARY OF LDIM DRILLING  (AS OF JUNE 2007)

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Year	No. of Holes	Length (m)	Operator	Series
1964	11	1,516	-	G64-1		G64-9
1966	13	1,900	-	A66-12	-	A66-24
1970s	111	17,822	Boston Bay	P001	-	P114
1986	9	1,893	Madeleine Mines	86-01	-	86-26
1987	2	176	Madeleine Mines	87-37	-	87-40
1988	6	1,052	Madeleine Mines	88-1	-	88-8
1989	4	607	Madeleine Mines	89-1	-	89-4
1992	22	1,177	LDIM	92-01	-	92-22
1995	56	7,802	LDIM	95-01	-	95-57
1997	19	4,243	LDIM	97-01	-	97-19
1998	51	7,591	LDIM	98-01	-	98-53
1998	108	3,272	LDIM	EX-P-01		EX-P-141
1999	254	54,757	LDIM	99-001	-	EXP99093
2000	233	117,324	LDIM	00-001	-	00-339
2001	36	26,792	LDIM	01-001	-	01-086
2002	81	47,602	LDIM	02-001	-	02-094
2003	25	10,211	LDIM	03-001	-	03-029
2004	4	2,546	LDIM	04-001	-	04-004
2005	46	25,533	LDIM	05-001	-	05-048
2006	8	5,336	LDIM	05-006W2	-	05-016W4
2007 (up to	8	3,836	LDIM	07-009,	-	07-011
June 30/07				07- 013	-	07-015
				07-031	-
				07-033
Total	1,107	342,988

A major core drilling program was conducted in 1999, the results of which formed the basis for proceeding with the 1999 feasibility study on the development of a larger sized open-pit operation. Drilling conducted in 2000 was again focused on expanding the resource of the Roby Zone for potential open pit mining.

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31,800 E
32,000 E
32,200 E
32,400 E
N
32,400 N
32,200 N
32,000 N
31,800 N
31,600 N
0
50
100
150
200
Metres
October 2007

Figure 11-1

Lac des Iles Mines Ltd.

Lac des Iles Mine

Northwestern Ontario

Planview - Drill Holes Locations

11-2

From May 1997 to May 2001, Matawin Mineral Exploration Inc., under contract to LDIM, managed the exploration and drilling programs on the property. In May 2001, LDIM established its own metals exploration division.

Chibougamau Diamond Drilling was the drill contractor until 1999. A variety of contractors have carried out drilling on the property since then.

Core recovery is excellent throughout the deposit and is reported to average close to 100%. Since 2006, NAP Exploration Division has noted core recovery on the drill logs.

Figure 11-2 illustrates a typical cross section with the zone outlines. Figure 11-3 is a 3D perspective looking northwest showing the ultimate pit shell (in blue), the High Grade Zone (in red), and the Offset Zone (in cyan).

11-3

0
200
400
600
800
1000
600 Elev
400 Elev
200 Elev
0 Elev
-200 Elev
-400 Elev
-600 Elev
Pd Assays (g/t)
0 50 100 150 200
Metres

Pd Assays (g/t)	
0.00	1.10
1.10	4.50
4.50	20.00
20.00	100000.00

Figure 11-2

Lac des Iles Mines Ltd.

Lac des Iles Mine
Northwestern Ontario

Vertical Section 509 N
DDH PD Grades

October 2007

11-4

Figure 11-3

Lac des Iles Mines Ltd.

Lac des Iles Mine
Northwestern Ontario

3D Perspective
Looking Northwest

October 2007

11-5

SURVEYING

COLLAR

All hole collars have been surveyed using known mine stations. Since 1995 all holes have been surveyed downhole either with a Tropari instrument or the Reflex Maxibor, a non-magnetic light log method.

The Exploration department surveyor uses a Sokkia Set4E total station set on a foresight established by GPS (global positioning system) to assess the drill position for alignment prior to drilling. At least two points are sighted on the drill rod string to determine whether it is oriented in the plane of the desired section, and the drill moves until the surveyor is satisfied with the position. The drill site geologist uses a digital SmartTool level to check the dip at several areas on the drill casing and mast rails. The drillers adjust the dip under supervision of the geologist and tighten the mast chains once the final dip is established.

The final collar survey is done by the Exploration department surveyor after the casing has been driven and the hole has reached 50 m to 100 m into bedrock. A survey station is established by Trimble GPS instrument and transit with a clear line of sight to two points (the rod shot and lower shot) on the drill rod. Northing, easting, and elevation coordinates (X, Y, Z) for each point are determined and recorded using the SDR33 electronic field notebook. These coordinates are then transferred into a formatted Excel template along with a measurement from the lower of the two points to the top of the drill casing. The X, Y, and Z coordinates of the top of casing as well as the azimuth and dip of the drill rod are automatically calculated by the spreadsheet.

DOWNHOLE

Maxibor of Reflex Instrument AB has been utilized for downhole surveys, initially by contract (1999) and then in-house (from 2000 on). At least three downhole tests are performed on each drill hole. An initial bedrock test is performed after approximately 100 m of drilling has been completed followed by an intermediate test mid-way through the hole (often at a 275 m to 300 m depth), and a final test is performed after the hole has

11-6

been completed. Additional tests may be required if any corrective measures are taken (such as changing from the hexagonal core barrel to the round core barrel).

Maxibor is a laser–optical system that operates on the principle of bending of the drill rods to trace hole deviation. Readings were taken at nominal three-metre intervals up hole from the bottom. The unit’s internal camera images and records data readings for the hole deviation at each position. It gathers data based on the known drill hole collar position, and all further readings are related to the initial collar survey, allowing the instrument to record deviations from the original azimuth and dip. The measurements are turned into X-Y-Z coordinates. At the end of the survey, data are downloaded to a laptop computer. Files are subsequently transferred to a computer in the Exploration office and compiled into an Excel spreadsheet.

Maxibor reports deviation from a straight line with an accuracy of 1:1000 (or 1 mm per 1 m of drill hole). The system is suitable for inclined holes and is not affected by variable geomagnetic fields.

OFFSET ZONE

The resources of the Offset High Grade and Roby Footwall zones have been delineated by 67 holes totalling 64,140.18 m (Table 11-2). For interpretation and modelling constraint of the Offset zones up and down dip, Scott Wilson RPA used 178 holes totalling 138,261.08 m that explored below the High Grade Zone and above the Offset zones.

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TABLE 11-2  SUMMARY OF OFFSET ZONES DRILLING AS OF
DECEMBER 2006
Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

	No. of
Year	Holes		Length (m)	Operator	Series
2000	29	[1]	23,711.58	LDIM	00-009	-	00-258
2001	12		12,751.50	LDIM	01-007	-	01-079
2003	3		2,451.00	LDIM	03-018	-	03-023
2004	1		1,811.00	LDIM	04-004	-	-
2005	14		18,079.10	LDIM	05-001	-	05-015
2006	8	[2]	5,336	LDIM	05-006W2	-	05-016W4
Total	67		64,140.18

Notes:

(1) includes one wedge hole

(2) wedge holes

There are 41 NQ diamond drill holes intercepts in the Offset zones (including nine wedge holes) totalling 1,649.87 m. The zone resources have been delineated on a wide spaced pattern, averaging approximately 80 m, on vertical longitudinal section, including 18 relatively clustered holes. The 2006 wedge offset drilling holes cut the Offset zones on five cross sections (±30 m apart) with intercepts in the Offset High Grade Zone of 20 m to 100 m apart vertically on three sections. The overall hole spacing is slightly in excess of 100 m if the clustered holes and closer spaced 2006 holes are ignored.

Drilling in the zone has been all NQ wireline, with a core diameter of 47.6 mm. Figure 11-4 shows the Offset drill holes in plan.

The Offset Zone drilling database originated as Gemcom Project GCDB11 in Gemcom Software International Inc. Version 4 (Gemcom). GCDB11 was used to estimate open pit resources and reserves at LDIM and was updated to project GCDB12 with the addition of drill holes and further data verification. GCDB12 was used in estimating resources and reserves for the underground High Grade Zone for the 2003 RPA underground feasibility study (RPA, 2004a). GCDB11 was imported to Gemcom’s GEMS 5 format by the NAP Exploration department, developed and updated with exploration drilling and delineation drilling on the Offset zones. NAP provided Scott Wilson RPA with the GEMS 5 project database, and Scott

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Wilson RPA has worked with this database in GEMS 6.04 to estimate resources for the Offset zones.

ASSAYS/ANALYSES

The assay database contains 108,951 records of which 108,573 records (259,699.08 m) are for lengths <15 m and have posted Pd analyses. The database includes all mine exploration drilling. Of this, there are 40,495 assays for 90,161.79 m in the drilling surrounding the Offset zones and 17,652 assays for 36,007.33 m in the holes that delineate the Offset High Grade and Roby Footwall zones.

11-9

N
33000 N
32800 N
32600 N
32400 N
32200 N
32000 N
31800 N
31600 N
31400 N
31200 N
31000 N
30800 N
31400 E
31600 E
31800 E
32000 E
32200 E
32400 E
32600 E
32800 E
33000 E
515N
514N
513N
512N
511N
510N
509N
508N
507N
506N
505N
504N
503N
502N
501N
500N
499N
498N
497N
496N
495N
494N
493N
0 100 200 300 400
Metres
Pd g/t
October 2007

Figure 11-4

Lac des Iles Mines Ltd.

Lac des Iles Mine

Northwestern Ontario

Offset Zones - Drill Hole Plan

(Only Resource Holes Shown)

11-10

12 SAMPLING METHOD AND APPROACH

HISTORICAL CORE SAMPLING

Historical sampling procedures are reviewed in AGRA Simons (1999) and Pincock Allen & Holt (PAH 2003). A geologist marked the core for sampling creating standard three-metre long intervals. The High Grade Zone was sampled with shorter 1.5 m intervals for drilling completed in 1999 – 2001 and 1.0 m intervals for drilling completed in 2002 – 2003. Geological contacts occasionally necessitated smaller sample intervals. The entire hole was split using a hydraulic splitter with one-half of the core sent for assay and the remainder stored on racks on site.

RECENT CORE SAMPLING

In 2004, a series of nine diamond drilling, core logging and sampling related procedure manuals were compiled by NAP Metals Exploration Division for use at LDIM. Scott Wilson RPA notes that the Core Cutting and Splitting Manuals have been updated as of 2007.

Upon delivery to the Core Shack the core boxes are sorted and tagged. The core is digitally photographed and images are archived in JPG format. Geotechnical data including RQD measurements and oriented core information are collected in Excel format by geological technicians. Water immersion specific gravity and magnetic susceptibility measurements are collected every 30 m downhole, with 6 m intervals taken within the mineralized zone.

Samples are generally marked at one metre intervals but may be dependent upon lithological, mineralogical, structural alteration, and mineralization factors observed by the geologist during core logging. Samples are also taken five metres to six metres into the hanging wall as well as to the end of hole. Sample intervals within the main mineralized zones are split using a fresh water diamond saw. Sample intervals outside the main mineralized zones are split using a hydraulic splitter. Technicians are

12-1

responsible for core halving, bagging, tagging and inserting the pre-numbered quality assurance and quality control samples into the shipping bags. Core logging and sampling information is entered directly into a customized Microsoft Access drill log form.

UNDERGROUND SAMPLING

Underground samples are collected by LDIM geology personnel and consist of wall chip samples at one metre intervals, jumbo drillhole cuttings (testholes) collected at one metre intervals, and representative muck samples.

The wall chip samples are taken at all orientations within the underground sills. Special emphasis is placed on the footwall and hangingwall area to better define the grade cut-off locations. Chip sampling of the sill faces is utilized to assist in geological control of the sill advance. The chip samples are collected by first marking one metre intervals along the sill face with spray paint. The geologist then utilizes a geological hammer and chisel to knock a variable 0.5 m wide sample. Approximately one kilogram of material is collected into a clean and numbered plastic sample bag. The Northing and Easting of the start point are measured from the underground survey points. The azimuth is determined from the surveyed drift profile. Actual Elevations are not recorded as the samples are given a standard Level Elevation designation.

Testhole locations are determined by the geologist in consultation with the jumbo drill operator. During silling, testholes are generally taken every round into both the hangingwall and footwall. One metre intervals are drilled, with drill cuttings falling into the rice bag located on the bench. The sample is then collected into a clean and numbered plastic sample bag. The rice bag is shaken clean and then reused for the next sample. Testhole coordinates are estimated, with the location being fitted based on the surveyed advance.

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Underground muck samples are taken from freshly blasted sill faces as well as from drawpoints of the longhole mining stopes. Five representative muck samples totalling approximately 5 kg of material are selected across the muck pile.

Upon return to surface, the geologist records the sample number, type, location and estimated grade into GEMS. The chip samples are entered as CH prefix series diamond drillholes, the testholes as TH prefix series diamond drillholes, and the muck samples as MK prefix series diamond drillholes. The samples are then delivered to the on-site LDIM Assaying facility.

Scott Wilson RPA notes that unlike the diamond drilling, there are no written procedure manuals for underground sampling. Scott Wilson RPA also recommends that underground sampling locations be surveyed in by the mine survey department and that the testhole rice bags be cleaned with fresh water prior to re-usage.

OPEN PIT SAMPLING

Open pit blasthole samples are routinely collected by the operating pit drillers with Pit Technicians supervising the collection of the samples to ensure that the collected sample is representative of 10 m of blasthole cuttings. Every ore pattern blasthole is sampled. One quarter of the waste blastholes are also sampled. The blasthole samples are collected each shift by the Open Pit Technicians and are taken directly to the on-site lab. Sample results are retrieved from the network, validated and imported into the GEMS point data workspace.

In September 2007, Scott Wilson RPA examined core and reviewed current logging and sampling procedures and found them to be of industry standard and appropriate for the deposit.

12-3

13 SAMPLE PREPARATION, ANALYSES AND SECURITY

Historical sample preparation, analyses, and security is discussed in AGRA Simons (1999) and PAH (2003).

From PAH, 2003:

“Previous to 1998, assays were carried out at a variety of labs including the LDIM mine site lab, XRAL in Quebec, ALS Chemex in Vancouver, Accurassay in Thunder Bay and Barringer in Toronto. In 1998 most of the samples went to Accurassay with only a few holes to the mine lab. In 1999 Accurassay was the primary lab, with the mine lab and ALS Chemex performing checks. ALS Chemex was the primary lab used in 2000 and 2001, with one in 20 samples checked at Accurassay and the mine assay lab. Accurassay was the primary lab in 2002-2003, with check assays carried out by Lakefield & Chemex. ALS Chemex sample prep is done in the Thunder Bay facility and assayed in Vancouver. In addition to the commercial lab’s standards and blanks, LDIM inserts two palladium standards and one base metal standard at a rate of one standard for each 40 samples. Blanks are inserted at every 20th sample. One of two available Palladium standards are inserted at every 30th sample.

LDI used ALS Chemex (Chemex) for 2000 and 2001 drill hole series core preparation and analyses done from March 2000 to August 2001. Chemex is ISO 9002 certified and is accredited under ISO/IEC 25 guidelines. Sample preparation was carried out in Mississauga, Ontario, with analyses performed in Vancouver, British Columbia.

Since 2003 the LDI drill hole core has been prepared and analyzed by Accurassay Laboratories (Accurassay), a division of Assay Laboratory Services Inc., in Thunder Bay, Ontario.

13-1

Both Accurassay and Chemex are independent, commercial mineral laboratories. Accurassay is accredited by the Standards Council of Canada (SCC) under ISO/IEC 17025 guidelines for PGM, Cu, Ni, and Co analysis by atomic absorption spectroscopy (AA). It undergoes proficiency testing PTP-MAL through the SCC and participates in Round Robin testing through the Society of Mineral Analysts. Chemex is ISO 9002 certified and is accredited under ISO/IEC 25 guidelines.

The sample preparation and assay procedures used by Accurassay are as follows:

•                  Core sample numbers are entered into the local laboratory information management system (LIMS).

•                  Samples are dried, if necessary.

•                  Samples are jaw crushed to –8 mesh (2.36 mm).

•                  A 250 g to 400 g cut is taken by riffle splitting, with the balance stored as coarse reject.

•                  The above cut is plate pulverized to 90%-150 mesh (106 µm), and then matted to ensure homogeneity. Silica sand is used to clean out the pulverizing dishes between each sample to prevent cross contamination.

•                  For precious metals assay, a one assay ton pulp split (±30 g) is mixed with a lead based flux and fused in a muffle oven. The resulting lead button is placed in a cupelling furnace where all of the lead is absorbed by the cupel, and a silver bead, which contains any gold, platinum and palladium, is left in the cupel. Once the cupel has been removed from the furnace and cooled, the silver bead is placed in a labelled small test tube and digested using a 1:3 ratio of nitric acid to hydrochloric acid. The samples are bulked up with 1.0 ml of distilled de-ionized water and 1.0 ml of 1% digested lanthanum solution for a total volume of 3.0 ml. The solution is cooled and vortexed and then allowed to settle. Analysis for gold, platinum, and palladium is then done using atomic absorption spectroscopy (AA). The AA unit is calibrated for each element using the appropriate ISO 9002 certified standards in an air-acetylene flame.

•                  For base metal assay, pulps are digested using a multi-acid digest (HNO3, HF, HCl). The samples are bulked up with 2.0 ml of hydrochloric acid and brought to a final volume of 10.0 ml with distilled de-ionized water. The samples are vortexed and allowed to settle and then analyzed for copper, nickel, and cobalt using atomic absorption spectroscopy.

13-2

•                  The results for the atomic absorption are checked by the technician and forwarded to data entry by electronic transfer, and a certificate is produced. The Laboratory Manager checks the data and validates them if they are error-free. The results are then forwarded to LDI by email and hardcopy in the mail.

The sample preparation and assay procedures used by Chemex are as follows:

•                  Core samples numbers are entered into the LIMS that employs bar coding and scanning technology for chain of custody reporting, as samples are tracked from sample preparation through analysis, and computer-generated certificate reporting.

•                  Samples are oven-dried, if necessary. Samples are jaw crushed to >70% -2 mm (9 mesh).

•                  A 250 g cut is taken by riffle splitting, with the balance stored as coarse reject.

•                  The above cut is pulverized in a ring and puck LM2 grinding mill to >85 % passing minus 75 µm (200 mesh) and homogenized. Barren material is used to clean the mill between sample batches to prevent cross contamination.

•                  A one assay ton (30 g, i.e., 27 g to 33 g) aliquot of pulp is fire assay fused for one hour at 1,050ºC, multi-acid digested, and then analyzed by 23 to 24 element inductively coupled plasma - atomic emission spectometry (FAICPAES).

Detection limits for assays are:

Metal	Accurassay Detection limit		Chemex Detection limit
Pd	0.010	g/t	0.005	g/t
Pt	0.015	g/t	0.001	g/t
Au	0.005	g/t	0.001	g/t
Cu	0.001%		0.001%
Ni	0.002%		0.005%
Co	0.0001%		0.0002%

The Exploration Office in Thunder Bay maintains hardcopy laboratory certificates and digital copies on file, the latter stored by drill hole number. The digital analytical results are compiled, formatted, and imported into the master drill hole database.

13-3

Core samples are secured in the logging/sampling geology facility at the mine site. The mine itself has a gate house and barriers to restrict public access. Core samples are trucked by exploration staff to the Accurassay laboratory in Thunder Bay. Samples to Chemex in Mississauga were shipped by courier.

MINE SAMPLES

The LDIM Assay Lab prepares and assays all of the mine and mill related samples. The LDIM Assay Lab currently processes only production related material that is used to reconcile between mine and mill operations. Although no exploration diamond drill core is currently being assayed at the LDIM Assay Lab, the reconciliation between as mined production and insitu mineral reserves requires that the lab operate at a high standard. The LDIM Assay Lab undergoes proficiency testing by running every 20th sample at the Thunder Bay Accurassay Laboratory.

The sample preparation and assay procedures used by the LDIM Assay Lab for mine samples are as follows:

•                  The Geological Technician delivers samples and enters sample numbers into the assay requisition binder.

•                  Samples are jaw crushed to –8 mesh (2.36 mm), for chip and muck samples. The test holes are dried and split, no crushing required.

•                  Samples are dried, if necessary.

•                  A 200/250 g cut is taken by riffle splitting, no reject kept.

•                  The above cut is plate pulverized to 95%-97% 150 mesh (106 µm), and then matted to ensure homogeneity. Silica sand is used to clean out the pulverizing dishes between each batch of samples to prevent cross contamination.

•                  For precious metals assay, a one-half assay ton pulp split (14.58 g) is mixed with a lead based flux and fused in a muffle oven. The resulting lead button is placed in order within a cupelling furnace where all of the lead is absorbed by the cupel, and a silver bead, which contains any gold, platinum and palladium, is left in the cupel. Once the cupel has been removed from the furnace and

13-4

cooled, the silver bead is placed in a small test tube and digested using a 1:3 ratio of nitric acid to hydrochloric acid. The samples are bulked up with 3.75 ml of 5,000 ppm Lanthanum Chloride. The solution is cooled and vortexed and then allowed to settle. Analysis for gold, platinum, and palladium is then done using atomic absorption spectroscopy (AAS). The Varian 220 AA unit is calibrated for each element using the appropriate ISO 9001 certified standards in an air-acetylene flame.

•                  For Cu, Ni and Co assays, pulps are digested using a multi-acid digest (HNO3, HF, HCl). The samples are bulked up with 10 ml of concentrated nitric acid, 0.5 ml of hydrofluoric acid, and 5 ml of hydrochloric acid. The samples are allowed to cool and then bulked to a 100 ml volumetric flask (5% HCL solution) analyzed for copper, nickel, and cobalt using atomic absorption spectroscopy.

•                  The results for the atomic absorption are checked by the assayer and entered by the assayer and a certificate is produced. The Laboratory Manager checks the data and validates them if they are error-free. The results are then forwarded to the LDIM geology department by email and on local intranet “V” drive.

In Scott Wilson RPA’s opinion, the sample preparation, security and analytical procedures are at industry standards.

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14 DATA VERIFICATION

Core logging and sampling information is entered directly into a customized Microsoft Access drill log form with automatic data restrictions and error validation routines. Accuracy submits assays results electronically via email to the LDI site and hardcopies by mail to the NAP Exploration office in Thunder Bay. Further validation and error checking is completed visually, in Excel, and using Gemcom Desktop database software. Final drill hole log reports are generated from the entered data then stored both as a hardcopy and as a digital PDF.

A comprehensive QA/QC program for assay validation is performed by NAP Exploration including:

1.               Blank samples, used to detect possible contamination of core samples during laboratory preparation, are inserted into the continuous sampling series. For each drill hole, an Excel spreadsheet generates random positions for the blanks within each set of 20 samples.

2.               Standard samples, used to access any laboratory assaying bias, are inserted into the continuous sampling series. For each drill hole, an Excel spreadsheet generates random positions for the standard samples within each set of 30 samples.

3.               Check assaying, used to assess the reliability of the analytical data generated from the original drill core sampling, starts on samples at the offset zone and continues to the end of hole. Reject splits from every 10th sample on the fives are forwarded to ALS Chemex (sample preparation in Thunder Bay and assaying in Vancouver) and the LDI mine laboratory. In addition, for each drill hole, one standard sample within the Offset Zone is prepared in triplicate and forwarded with the other check samples to Chemex and LDI.

4.               Accurassay generates internal duplicate checks on every 10th sample. Accurassay employs an internal quality control system that tracks certified reference materials and in-house quality assurance standards. Accurassay uses a combination of reference materials, including reference materials purchased from CANMET, standards created in-house by the laboratory, and certified calibration standards. Should any of the standards not fall within an acceptable range, reassaying is performed with a new certified reference material. The number of reassays depends on how far the certified reference material falls

14-1

outside its acceptable range. Additionally, Accurassay verifies the accuracy of any measuring or dispensing device (i.e., scales, dispensers, pipettes, etc.) on a daily basis and devices are corrected/calibrated as required. Blank and reference standard samples assayed by Accurassay that reported less than detection limits were entered in the QA/QC database at half the detection limit.

Excel spreadsheets are used to track the results and a year end report is compiled by Exploration staff (NAP Exploration, 2006). Of the 2,364 samples submitted in 2006, 92.0% were core samples, 5.0% were blank samples and 3.0% were standard samples.

As part of the data verification process for the Offset Resource Estimation (RPA 2007a), Scott Wilson RPA used Gemcom software routines to verify data entered in the drillhole database. Scott Wilson RPA also examined results of QA/QC work carried out by NAP/LDI and the analytical laboratories for the Offset Zone drill holes.

Previous audits of the quality control, quality assurance and data verification procedures completed by AGRA Simons (May 1999), PAH (2003) and RPA (2004a) all concluded that the underlying 2003 diamond drillhole database is reasonable for resource calculations for the Roby and High Grade Zones.

In August 2006, Wardrop Engineering Inc. (Wardrop) completed an audit of the 2006 LDIM drillhole database (Wardrop, 2006a), which is not materially different from the 2003 drillhole database used for the resource calculation. Wardrop noted minor consistency errors in the handling of assay values between different drill campaigns, none of which are material to the resource estimation.

Scott Wilson RPA has not verified any of the underground or open pit mine sampling as the mine has been in operation for a number of years, using Mineral Resource and Reserve estimates derived from essentially the same database, without obvious problems. The block models for the open pit are checked against a block model derived from the blasthole samples on a regular basis, and there is reasonably good agreement between the two. Underground chip, muck and testhole samples are used only to assist in stope wireframe construction.

14-2

In Scott Wilson RPA’s opinion, the digital diamond drilling and assay database is reasonably sound, and is acceptable for use in Mineral Resource and Mineral Reserve estimation.

14-3

15 ADJACENT PROPERTIES

There are no significant mineral properties in the vicinity of LDIM held by interests other than Lac des Iles Mines Ltd.

15-1

16 MINERAL PROCESSING AND METALLURGICAL TESTING

The processing plant at LDIM has been in operation since 1993. The mill recovers minerals by conventional grinding and flotation and the final copper/nickel concentrate contains high values of palladium. The mill was expanded to achieve a throughput capacity of approximately 14,000 tpd and was re-commissioned in 2000. In 2002, the LDIM completed its first full year as a large-scale open pit mining operation, with the mill achieving its design rate of 15,000 tpd in August 2002. In September 2002, the primary crusher failed and portable crushers were used until repairs were completed in March 2003. A new primary crusher was installed in mid-2003 and, for the balance of 2003, the LDIM operated under normal conditions.

The LDI mill flowsheet has undergone a number of significant changes since 2003:

•                  The permanent secondary crushing plant was commissioned in December 2004. This has resulted in increased mill throughput without the need for contractor crushing.

•                  Since March 2006, all regrind has been removed from the flowsheet. This change has not shown any impact on Pd grade and/or recovery.

•                  Three banks of flotation cells from LDI’s Old Mill has been integrated into the circuit adding two additional cleaning stages bringing the total to five. This has considerably improved the ability of the mill to achieve the required concentrate grade without impacting on recovery.

•                  Recirculation of the first cleaner tailings to the last four scavenger cells has also increased recovery significantly.

•                  The mill has improved and progressed with its preventative maintenance program. As a result, the mill has achieved 92% availability for the first, second and third quarters of 2007 and is on target to surpass the highest mill availability since 2003 (Table 16-1).

16-1

TABLE 16-1 HISTORICAL MILL PRODUCTION

Lac des Iles Mines Ltd. Lac des Iles Mine, Ontario

	Year	Q1-Q2 2007	2006	2005	2004	2003	2002

Mill Throughput	Tonnes	2,532,607	4,570,926	4,780,599	5,298,544	5,159,730	4,851,621
Pd Head Grade	g/t	2.376	2.18	1.66	2.41	2.31	1.91
Pd Recovery	%	75.1	74.0	69.6	75.1	75.5	73.8
Concentrate Produced	Tonnes	16,440	28,979	30,698	45,652	36,879	27,179
Pd Ounces Produced	Oz	145,455	237,338	177,167	308,931	288,703	219,325
Pt Ounces Produced	Oz	12,767	22,308	18,833	25,128	23,742	19,180
Au Ounces Produced	Oz	9,630	17,237	14,308	25,679	23,356	16,030
Ni Pounds Produced	Lbs	1,528,482	2,721,042	2,353,227	7,836,183	4,070,785	2,763,000
Cu Pounds Produced	Lbs	2,680,597	5,155,588	5,514,670	4,320,970	7,142,674	5,295,000
Mill Availability	%	92.3	86.4	86.5	88.4	91.1	90.5

The LDI comminution flowsheet (Figure 16-1) consists of a 54x75 Mk-II Metso Gyratory crusher reducing the run-of-mine ore (ROM) to a P80 of 6”. The coarse ore is stockpiled and fed to the mill at 15,000 tpd. A portion of the ore (40% to 60%) is fed through a secondary crushing plant consisting of a dual-deck vibrating screen deck and Metso HP 800 cone crusher. By reducing the overall feed size, the 30’x14’ SAG mill can achieve the budget production of 15,000 tpd. Without secondary crushing, the SAG mill throughput is limited to only 12,000 tpd.

The SAG mill discharge is screened at 7 mm, with the oversize crushed in a recycle crushing circuit consisting of a Metso HP800 short head cone crusher. The SAG discharge screen undersize reports to a pair of 20’x34’ ball mills. The grinding circuit product size to flotation has a P80 of 75 µm.

16-2

16-3

The LDI flotation circuit (Figure 16-2) consists of a rougher-scavenger circuit comprising two parallel lines of a single 50 m3 and seven 130 m3 Outokumpu tank cells. The concentrate from the 50 m3 and first 130 m3 cells reports to the Old Mill. The concentrate from the remaining 130 m3 cells are cleaned by the 1st Cleaners comprised of nine 38 m3 Outokumpu U cells. The 1st Cleaner concentrate combines with the rougher concentrate and reports to the Old Mill. The Old Mill represents the 2nd and 3rd Cleaners which consist of two parallel rows of six Denver DR300 cells and eleven Denver DR100 cells, respectively.

The final concentrate circuit consists of one 5.5’x36’ and two 4’x36’ Minnovex column cells where the column tailings feed eight Denver DR100 cells. The Column C tail is still considerably rich and the concentrate from the first four Denver cells generally report to final concentrate bypassing Columns A and B.

LDIM concentrates are shipped to Falconbridge (Sudbury) and processed at the Xstrata smelter (formerly Falconbridge Limited) under a smelting and refining agreement. The terms and conditions in this contract are within industry standards and include such standard provisions as concentrate treatment charges, metal payment deductions, refining charges, penalty charges, and settlement periods. LDI receives payment for palladium, platinum, gold, copper, and nickel based on the monthly average spot price as determined by the London Metal Exchange P.M. fix for the month prior to the month that the metal is received by the customer. There is a low content of cobalt and silver in the concentrate for which LDI receives some credit; however, it is not significant. In the past, LDIM concentrates were shipped to both Xstrata and CVRD Inco smelters in Sudbury.

16-4

16-5

METALLURGY AND MINERAL PROCESSING CHARACTERISTICS

LDIM is a mature operation where the metallurgical character of open pit ore is well established and the underground High Grade Zone has been in commercial production since March 2006. Recent production successes in the processing of combined open pit and underground ores are reflected in the higher concentrate grades and mill recoveries.

METALLURGICAL TESTING OF ROBY ZONE UNDERGROUND ORE

Lakefield Research Limited (Lakefield) completed a study in 2003 entitled “Metallurgical Testing of Current Pit, Future Pit and Underground Ores”. LDIM carried out bench scale tests on four core composite samples from drill holes intersecting the underground deposit (RPA 2004a). The four drill holes were widely separated both north-south and in elevation. The results, listed in Table 16-2, demonstrated that the underground ore responded well to the existing process flowsheet. The high concentrate grade is properly attributed to the higher head grade of the underground ore versus the open pit ore.

TABLE 16-2  ESTIMATED MILL FEED METALLURGICAL

PARAMETERS FOR UNDERGROUND ORE

Lac Des Iles Mines Ltd. – Lac des Iles U/G Project

Element	Head Grade		Concentrate Grade		Recovery
Palladium	6.62	g/t	785	g/t	83%
Platinum	0.40	g/t	43	g/t	75%
Gold	0.34	g/t	37	g/t	75%
Copper	0.07%		8.2%		80%
Nickel	0.08%		3.7%		35%
Source: LDIM

To properly evaluate the impact of the underground ore on economic performance, Scott Wilson RPA recommended that the economic analysis be done based on a combined underground and open pit mill feed, in comparison to the open pit alone.

16-6

METALLURGY TESTING OF OFFSET MINERALIZATION

A base line exists for testing of the Offset High Grade Zone samples, particularly with reference to the High Grade Zone that has similar mineralization and grades. The Offset High Grade Zone, however, differs somewhat in host rock in that there is a higher breccia component compared to the pyroxenite-rich High Grade Zone above it. In 2006 LDI carried out tests for baseline recoveries and MgO levels. The following is taken from RPA, 2007a.

A series of tests were performed in the LDI metallurgical laboratory on drill core composite samples from the Offset zones (Legault-Seguin 2006). Overall, samples from the Offset zones have shown good metallurgical performance and the value minerals are recoverable. The only concern is that certain samples show higher gangue recovery than for the LDI High Grade Zone due to the presence of floatable gangue minerals (talc and serpentine). This results in higher mass pull, which is a logistic issue for the plant since the pumps and pump boxes will have to be sized to accommodate transportation of the material downstream in the mill circuit.

However, as the tests below show, increased carboxy methyl cellulose (CMC) addition can depress the gangue and reduce the mass pull, thereby improving the concentrate grade. Therefore, the mass pull of all samples could be made comparable to the current LDIM mill feed.

The tests were organized to imitate the rougher-scavenger circuit of the mill such that the ultimate recovery from the Offset zones material was being evaluated. No additional cleaning stages were conducted and the concentrate grades are not reflective of a final concentrate grade.

The composite samples supplied for metallurgical testing are described in Table 16-3. Most of the samples had Cu and Ni grades of approximately 0.1%, except for 05-016W2, which had Cu and Ni grades in the order of 0.3%.

16-7

For each test, the weight of the charge was adjusted to 1,240 g. Grind time was one hour at 60% solids and flotation was completed at 30% solids. Reagents used were methyl isobutyl carbinol (MIBC) as frother, potassium amyl xanthate (PAX) as collector, and Depramin 267, a carboxy methyl cellulose (CMC), for gangue depression. A three-stage flotation was conducted in a four litre laboratory scale Denver flotation machine.

TABLE 16-3  DESCRIPTION OF DRILL CORE COMPOSITE SAMPLES FROM

THE OFFSET ZONE SUBMITTED FOR METALLURGICAL TESTING.

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Drill Hole	From (m)	To (m)	Length (m)	Comment	Pd (g/t)	Pt (g/t)	Grade Au (g/t)	Cu%	Ni%
				Up dip
				Northern
01-007	913.70	951.00	37.30	part of	5.094	0.281	0.384	0.105	0.093
				Offset HGZ

				Northern
01-052	973.50	1026.00	52.50	part of	5.532	0.369	0.404	0.076	0.116
				Offset HGZ

	1169.00	1184.00		Southern
05-014			45.00	part of	5.579	0.346	0.301	0.085	0.098
	1192.00	1222.00		Offset HGZ

				Roby
05-016	1089.00	1132.50	43.50	Footwall Z.	5.769	0.358	0.308	0.089	0.117

				Low Base
05-016W1	1008.00	1036.00	28.00	Metals	6.260	0.343	0.201	0.076	0.130

				High Base
05-016W2	1036.00	1051.70	15.70	Metals	4.161	0.345	0.667	0.307	0.315

				East Gabbro
01-079	941.00	954.00	13.00	Breccia	3.177	0.444	0.157	0.170	0.160

Samples of the concentrates from each stage and the final tailings were submitted to the LDIM assay laboratory for Pd, Au, Pt, Cu, Ni, MgO, SiO2, Al2O3, CaO and Fe2O3 analyses. The precious metals were assayed through fire assay digestion and by AA finish. The base metals were digested using hydrofluoric acid (HF) and analysis of the solution by AA. The oxides are analyzed directly using X-ray fluorescence (XRF).

16-8

The head grade for each test was calculated using the assays and weight of final tailings and concentrate samples. Recoveries of all elements were then calculated.

The Pd grade-recovery relationship of the Offset zones samples and a LDI ore sample is illustrated in Figure 16-3. The recovery of Pd from the samples was excellent and similar for all samples. The variation in grade was due to the presence of increased amount of floatable gangue minerals for samples 01-007, 05-014, 05-016W1 and 05016W2. The effect of increased CMC dosage on reducing gangue recovery and considerable improvement in concentrate grade is shown in Figure 16-4.

FIGURE 16-3  PD GRADE-RECOVERY RELATIONSHIP, OFFSET ZONE

16-9

FIGURE 16-4  EFFECT OF CMC DOSAGE ON PD GRADE-RECOVERY

RELATIONSHIP

A concentrate grade for the rougher-scavenger was estimated through linear extrapolation using 80% Pd recovery as the basis (Table 16-4). As illustrated, the increased dosage of CMC considerably improved the concentrate grade.

TABLE 16-4  ESTIMATED ROUGHER-CONCENTRATE GRADES AT 80%

PD RECOVERY

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

	Pd	Au	Pt	Cu	Ni
	g/t	g/t	g/t	%	%
01-052 (Low CMC)	52.29	3.57	3.36	1.09	0.90
01-016 (Low CMC)	34.92	1.94	1.88	0.57	0.54
01-007 (Low CMC)	11.24	1.01	0.86	0.36	0.37
01-007 (High CMC)	47.88	2.60	2.98	0.70	0.71
05-014 (Low CMC)	17.60	0.84	1.23	0.32	0.33
05-014 (High CMC)	49.00	2.48	3.15	0.90	0.71
05-016W1 (Low CMC)	31.17	1.42	1.81	0.37	0.27
05-016W1 (High CMC)	44.82	1.84	2.61	1.12	0.63
05-016W2 (Low CMC)	12.40	1.89	0.91	0.82	0.68
05-016W2 (High CMC)	37.01	5.45	2.99	1.15	0.78
01-079 (Low CMC)	30.92	1.84	5.35	2.18	0.97

16-10

17 MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

GENERAL STATEMENT OF MINERAL RESERVES AND MINERAL RESOURCES

Scott Wilson RPA’s familiarity with the LDI operation dates back to 2003 when Scott Wilson RPA completed a prefeasibility study for underground mining on July 31, 2003. Scott Wilson RPA prepared an underground resource block model in November 2003 and completed a feasibility study for underground mining at the LDIM in February 2004, which is summarized in an NI 43 -101 report dated April 2004 (RPA, 2004a).

Scott Wilson RPA assisted mine personnel with updating the open pit resource block model in July 2003 (RPA, 2003 and LDI, 2003). The June 30, 2003 open pit Mineral Reserve and Mineral Resource estimation details are disclosed in an NI-43-101 report by PAH dated September 12, 2003 (PAH, 2003).

Scott Wilson RPA also assisted mine personnel with the open pit and underground Mineral Resource and Mineral Reserve estimates for December 31, 2005 (RPA, 2006a). More recently, Scott Wilson RPA reviewed the December 31, 2006 underground Mineral Resource and Mineral Reserve estimates (RPA, 2007b). On February 23, 2007, Scott Wilson RPA issued a separate NI 43-101 technical report for a new underground Mineral Resource estimate of the Offset Zone (RPA, 2007a).

The open pit and underground block models for the LDIM have not changed since 2003 and the resource estimation technical details related to these block models can be found in PAH (2003) and RPA (2004a), respectively. Key resource and reserve estimation parameters related to the LDIM are summarized below. Details related to the Offset Zone Mineral Resource estimate can be found in RPA (2007a) and are not repeated in this report. The LDI open pit and underground Mineral Reserves and Mineral

17-1

Resources as of June 30, 2007, are shown in Figure 17-1 and provided in Tables 17-1 to 17-3.

17-2

LOOKING WEST
31,800 N
32,000 N
32,200 N
32,400 N
Original Topography
400 Elev
200 Elev
0 Elev
-200 Elev
OPEN PIT RESOURCE
OPEN PIT RESOURCE
June 2007 Topography
OPEN PIT RESERVE
Ultimate Pit Design (235 m elevation)
1999 Pit Design
CROWN PILLAR
HIGH GRADE ZONE RESOURCE OUTLINE
Offset Fault
Legend:
Underground Reserve
Underground Resource
Mined
0
25
50
75
100
Metres
October 2007
Lac des Iles Mines Ltd.
Lac des Iles Mine
Northwestern Ontario
Schematic Section Showing the Location of the Resources and Reserves

Figure 17-1

17-3

TABLE 17-1 OPEN PIT AND UNDERGROUND MINERAL RESERVES AND MINERAL RESOURCES
AS OF JUNE 30, 2007

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Open Pit

Category	Tonnes	Pd	Pt	Au	Cu	Ni	Pd	Pt
	(x000)	(g/t)	(g/t)	(g/t)	(%)	(%)	(x000 oz)	(x000 oz)

OPEN PIT MINERAL RESERVES

Proven Mineral Reserves	4,729	2.27	0.22	0.19	0.076	0.074	346	33
Probable Mineral Reserves	7,573	1.67	0.17	0.13	0.052	0.062	406	41
Total Proven and Probable Mineral Reserves	12,302	1.90	0.19	0.15	0.061	0.067	752	74

OPEN PIT MINERAL RESOURCES (In addition to Reserves)

Measured Mineral Resources	8,909	1.77	0.23	0.13	0.062	0.053	507	66
Indicated Mineral Resources	14,775	1.30	0.16	0.10	0.044	0.053	616	78
Total Measured and Indicated	23,684	1.48	0.19	0.11	0.050	0.053	1,123	143

Total Inferred Mineral Resources	135	2.73	0.19	0.11	0.043	0.037	12	1

Underground

Category	Tonnes	Pd	Pt	Au	Cu	Ni	Pd	Pt
	(x000)	(g/t)	(g/t)	(g/t)	(%)	(%)	(x000 oz)	(x000 oz)

UNDERGROUND MINERAL RESERVES

Total Probable Mineral Reserves	2,635	6.58	0.39	0.32	0.063	0.078	558	33

UNDERGROUND MINERAL RESOURCES (In addition to Reserves)

Total Indicated Mineral Resources	4,517	5.97	0.39	0.38	0.105	0.118	867	57

Total Inferred Mineral Resources	12,794	5.25	0.38	0.37	0.108	0.124	2,161	155

Notes

1. CIM (2005) definitions for mineral resources and mineral reserves were used to estimate the Lac des Iles mineral resources and reserves.

2. Resources which are not reserves do not have demonstrated economic viability.

3. Mineral reserves and resources are estimated at a cut-off grade of 1.1 grams and 4.5 grams of palladium per tonne for the open pit and for the underground, respectively, assuming a long-term prices of US$325/oz for Pd, US$1,000/oz for Pt, US$550/oz for Au, US$11.00/lb for Ni, and US$2.50/lb for Cu.

4. Offset Zone Indicated and Inferred Mineral Resource Estimates from February 2007 are included and are based on a 3.6 g/t palladium equivalent cut-off grade.

17-4

TABLE 17-2 OPEN PIT MINERAL RESERVES AND MINERAL RESOURCES AS OF JUNE 30, 2007
Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Open Pit Mineral Resources and Mineral Reserves at a 1.1 g/t Pd Cut-Off Grade

Category	Tonnes	Pd	Pt	Au	Cu	Ni	Pd	Pt
	(x000)	(g/t)	(g/t)	(g/t)	(%)	(%)	(x000 oz)	(x000 oz)
OPEN PIT MINERAL RESERVES

Proven	3,971	2.36	0.22	0.20	0.079	0.074	301	28
Proven - HGO Stockpile	758	1.82	0.20	0.16	0.058	0.076	44	5
Total Proven Mineral Reserves	4,729	2.27	0.22	0.19	0.076	0.074	346	33

Probable	3,070	2.71	0.24	0.20	0.078	0.073	267	24
Probable - RGO Stockpile	4,503	0.96	0.12	0.08	0.034	0.055	139	18
Total Probable Mineral Reserves	7,573	1.67	0.17	0.13	0.052	0.062	406	41

Total Proven and Probable Mineral Reserves	12,302	1.90	0.19	0.15	0.061	0.067	752	74

Waste Remaining	9,245

OPEN PIT MINERAL RESOURCES (In addition to Reserves)

Total Measured Mineral Resources	8,909	1.77	0.23	0.13	0.062	0.053	507	66

Indicated	6,240	1.76	0.22	0.12	0.057	0.051	353	44
Indicated - RGO Stockpile	8,535	0.96	0.12	0.08	0.034	0.055	263	33
Total Indicated Mineral Resources	14,775	1.30	0.16	0.10	0.044	0.053	616	78

Total Measured and Indicated Mineral Resources	23,684	1.48	0.19	0.11	0.050	0.053	1,123	143

Total Inferred Mineral Resources	135	2.73	0.19	0.11	0.043	0.037	12	1

Notes

1. CIM (2005) definitions for mineral resources and mineral reserves were used to estimate the Lac des Iles mineral resources and reserves.

2. Resources which are not reserves do not have demonstrated economic viability.

3. Mineral reserves and resources are estimated at a cut-off grade of 1.1 grams and 4.5 grams of palladium per tonne for the open pit and for the underground, respectively, assuming a long-term prices of US$325/oz for Pd, US$1,000/oz for Pt, US$550/oz for Au, US$11.00/lb for Ni, and US$2.50/lb for Cu.

17-5

TABLE 17-3 UNDERGROUND MINERAL RESERVES AND MINERAL RESOURCES AS OF JUNE 30, 2007
Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Underground Mineral Resources and Mineral Reserves at a 4.5 g/t Pd Cut-Off Grade

Category	Tonnes	Pd	Pt	Au	Cu	Ni	Pd	Pt
	(x000)	(g/t)	(g/t)	(g/t)	(%)	(%)	(x000 oz)	(x000 oz)
UNDERGROUND MINERAL RESERVES
Proven
Probable	2,635	6.58	0.39	0.32	0.063	0.078	558	33
Total Proven and Probable Mineral Reserves	2,635	6.58	0.39	0.32	0.063	0.078	558	33

UNDERGROUND MINERAL RESOURCES (In addition to Reserves)
Indicated	1,278	7.30	0.42	0.34	0.063	0.079	300	17
Indicated - Offset Zone	3,239	5.45	0.38	0.39	0.121	0.133	567	40
Total Indicated Mineral Resources	4,517	5.97	0.39	0.38	0.105	0.118	867	57

Inferred - Offset Zone	12,794	5.25	0.38	0.37	0.108	0.124	2,161	155
Total Inferred Mineral Resources	12,794	5.25	0.38	0.37	0.108	0.124	2,161	155

Notes

1. CIM (2005) definitions for mineral resources and mineral reserves were used to estimate the Lac des Iles mineral resources and reserves.

2. Resources which are not reserves do not have demonstrated economic viability.

3. Mineral reserves and resources are estimated at a cut-off grade of 1.1 grams and 4.5 grams of palladium per tonne for the open pit and for the underground, respectively, assuming a long-term prices of US$325/oz for Pd, US$1,000/oz for Pt, US$550/oz for Au, US$11.00/lb for Ni, and US$2.50/lb for Cu.

17-6

MINERAL RESOURCE ESTIMATE COMMENTS

BLOCK MODELS

There has been no new drilling that would affect the 2003 open pit block models. The current open pit resource model is the same as the July 2003 GCDB12 block model. The current open pit reserve model is the same as the July 2003 GCDB13 block model. GCDB12 is used to report the resources situated below the ultimate pit design and GCDB13 is used to report the reserves located in the ultimate pit. The only differences between GCDB12 and GCDB13 are as follows:

1.               The GCDB13 Pt, Pd, Au, Cu, and Ni grades have been reduced by up to 9% depending on the rock type. This practice has been applied annually by LDIM since the December 31, 2000 open pit reserve estimate to account for dilution and other factors.

2.               Inferred blocks, representing approximately 100,000 tonnes and less than one percent of the total open pit reserves, have been assigned zero grades in GCDB13.

Blocks in GCDB12 and GCDB13 are 15 m by 15 m by 8 m high. The mine changed to 10 m high benches in 2005 and Scott Wilson RPA recommends that future open pit models use 10 m by 10 m by 10 m blocks, which is the same block size as the GCDBUG underground block model. The open pit and underground resource block models are rotated 19° counterclockwise. The block models were constructed using Gemcom software.

TONNAGE FACTORS

A 2.88 t/m³ tonnage factor was used for all mineralization and waste rock types and a 1.80 t/m³ tonnage factor was used for overburden. The 2.88 t/m³ tonnage factor is based on the average of 1,143 density determinations performed by LDI at the site in 1999 using a methodology that involved weighing samples in air and suspended in water. The test results, averaged by the main rock codes, range from 2.85 t/m³ to 2.93 t/m³. The 65 tests on High Grade Zone samples averaged 2.93 t/m³ and the 209 tests on the East Gabbro averaged 2.91 t/m³ (AGRA Simons, 1999). In Scott Wilson RPA’s opinion, the

17-7

2.88 t/m³ tonnage factor is acceptable as a global tonnage factor and may be slightly conservative for the High Grade Zone.

OPEN PIT DISCARD CUT-OFF GRADE

Scott Wilson RPA has used a 1.1 g/t Pd discard cut-off grade to report the open pit Mineral Reserves and Mineral Resources. A 1.1 g/t Pd discard cut-off grade has been used since 2003. Prior to that, from 1999 to 2002, a 0.7 g/t Pd cut-off grade was used. Although the current discard cut-off grade estimate is the same as that of 2003, Scott Wilson RPA has used significantly different metal prices and operating costs than those in PAH (2003). The discard cut-off grade is the breakeven palladium grade with by-product credits that covers the milling and general and administration costs. It determines whether material that has already been mined and hauled out of the pit should be sent to the mill or to a stockpile.

The by-product metals currently represent approximately 50% of the net smelter return (NSR). The NSR contributions by palladium, nickel, and platinum at the discard cut-off grade are approximately 49%, 20% and 16%, respectively. Scott Wilson RPA recommends that LDIM investigate re-implementing the use of an NSR cut-off grade in the future.

UNDERGROUND CUT-OFF GRADE

The underground resources and reserves are reported at a 4.5 g/t Pd cut-off grade. The current underground cut-off grade estimate has remained unchanged since the 2003 feasibility study because improvements related to higher long-term metal price assumptions have generally been offset by higher operating, smelting, and other costs. The current 2003 underground resource wireframe, built based on a 4.5 g/t Pd cut-off grade, is still reasonable and appropriate, in Scott Wilson RPA’s opinion.

TREATMENT OF HIGH ASSAYS

LDIM does not cap high assays or composites. Instead, a limit is placed on the area of influence for composites grading over 22 g/t Pd. This capping strategy has been

17-8

incorporated into the open pit and underground block models. Composites grading over 22 g/t Pd were limited to a maximum range of 20 m in the major and semi-major directions and 10 m for the minor axis. These range restrictions represent approximately one-quarter of the maximum search radii. No constraints were applied to high-grade composites for Pt, Au, Cu, or Ni.

COMPOSITING

The open pit and underground drill samples were composited to three metre lengths before use in grade estimation. Compositing was carried out using length-weighting only, as there is little variation in bulk density within the main rock units. The open pit model comprises a number of rock units in addition to the High Grade Zone and only the High Grade Zone mineralization was used for the underground model. Each composite was assigned a rock code.

GRADE INTERPOLATION AND SEARCH METHODOLOGY

The open pit and underground grade estimates were carried out using ordinary kriging and the composites were restricted by rock codes. The maximum search radius used for all rock types was 80 m. This is shorter than the second structure variography ranges that are 100 m to 200 m, depending on the rock type. The underground High Grade Zone was interpolated in two passes whereby different search orientations were used for material above and below the 200 m elevation to allow for changes in the overall High Grade Zone dip and azimuth.

CLASSIFICATION

The definitions for resource categories used in this report are consistent with those defined in CIM (2005) and adopted by NI 43 - 101. In the CIM classification, a Mineral Resource is defined as “a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth’s crust in such form and quantity and of such grade or quality that it has reasonable prospects for economic extraction”. Resources are classified into Measured, Indicated, and Inferred categories. A Mineral Reserve is defined as the “economically mineable part of a Measured or Indicated

17-9

Mineral Resource demonstrated by at least a Preliminary Feasibility Study”. Mineral Reserves are classified into Proven and Probable categories.

The open pit resources are classified based on the distance from block centroids to the closest composite. The Measured Resource category is assigned to blocks located up to 15 m from a composite, Indicated to blocks located 15 m to 30 m from a composite, and Inferred 30 m to 80 m from a composite. LDIM first introduced these classification criteria for the December 2000 estimates (LDI, 2001). Scott Wilson RPA notes that distance based classification criteria can result in some local areas that exhibit discontinuous “checker board” mixes of classification categories. Nevertheless, Scott Wilson RPA is of the opinion that the open pit classification methodology results in a reasonable total tonnage for the combined Measured and Indicated Resource, but that some of the Measured Resource might be more appropriately classified as Indicated.

All of the High Grade Zone underground resources are classified as Indicated. The High Grade Zone underground wireframe was constructed using a nominal maximum extrapolation distance of approximately 25 m. Scott Wilson RPA is of the opinion that the underground chip sampling data could be used in the future to estimate some Measured Mineral Resources.

2005 UNDERGROUND DRILLING DATA

Some 24 diamond drill holes were drilled from underground in 2005. For the area drilled, the holes confirmed that the underground resource model was reasonable and reliable. LDI has not updated the current underground resource block model (GCDBUG) with these 24 drill holes. Scott Wilson RPA, however, constructed a new wireframe and block model for the High Grade Zone mineralization area drilled in 2005 and compared it to the 2003 underground block model. The area affected by the 2005 drilling represented approximately one million tonnes. For this area, the 2005 drilling resulted in approximately a seven percent tonnage decrease, a four percent palladium grade increase, and a four percent decrease in contained palladium metal. A number of the 2005 drill holes successfully extended the mineralization to the south and beyond the current

17-10

resource limits. In Scott Wilson RPA’s opinion, the 24 underground drill holes do not materially affect the underground resource model, however, LDI should update its resource models periodically as new data become available.

2007 OFFSET ZONE UNDERGROUND DRILLING DATA

The 2007 Offset Underground Drilling program, comprising one surface and 44 underground drill holes was completed as of October 31, 2007. Of the 21 holes that intersect the High Grade Zone, preliminary assays have been received for only six holes. Scott Wilson RPA reviewed the plotted intersections for these six holes and determined that these intersections do not significantly affect the current High Grade Zone underground resource wireframe and that the preliminary assay results are comparable to current resource grade blocks. Scott Wilson RPA recommends updating the Offset Zone and High Grade Zone resource estimates after all of the assay results for these drill holes are available.

2006 AND 2007 UNDERGROUND CHIP SAMPLING DATA

The Gemcom database includes information for 1,611 underground chip samples. LDI uses the chip sampling data to design the production stopes and for production reconciliation but has not incorporated the chip sampling data into the resource block modelling process yet. To investigate the impact of excluding the chip data, Scott Wilson RPA compared the current underground block model with a preliminary block model that included the chip data. Including the chip data reduces the block model stope grades by approximately 5%. Scott Wilson RPA concludes that excluding the chip data has no material impact on the underground resource model, however, we recommend that LDI use the chip data in future resource models.

MINERAL RESOURCE REPORTING

The Mineral Resources are exclusive of the Mineral Reserves. The open pit Mineral Resources are reported at a 1.1 g/t Pd cut-off grade between the LDI ultimate pit design and the portion of the 1999 feasibility study ultimate pit design that is located above the

17-11

235 m elevation. Scott Wilson RPA recommends that LDI develop a new high metal price pit optimization shell to constrain the open pit resources in the future.

The underground Mineral Resources extend from the 1999 feasibility study ultimate pit design clipped at the 235 m elevation to just below the -150 m elevation and represent all of the High Grade Zone material that has not been included in the reserves. Most of the underground resources are related to rib and sill pillars that are currently assumed to be permanent.

OPEN PIT MINERAL RESERVE ESTIMATE COMMENTS

The open pit reserves are estimated by reporting the open pit reserve block model at a 1.1 g/t Pd block cut-off grade between the June 2007 surveyed pit topography surface (Figure 17-2) and the ultimate pit design (Figure 17-3).

ULTIMATE PIT DESIGN

In December 2005 a portion of the south wall of the open pit developed a zone of instability, which was associated with a set of north dipping geological structures in the wall. LDI adopted a new ultimate pit design in 2006. The main changes were decreasing the south wall slope angle from -62° to -45° and raising the pit bottom from the 209 m elevation to the 235 m elevation. The open pit reserves are almost exhausted. Production from the open pit is scheduled to end in May 2009. Scott Wilson RPA is of the opinion that the new ultimate pit design is reasonable and achievable.

REMNANT TONNES ON UPPER BENCHES

A small amount of remnant mineralization is situated between the June 2007 surface and the ultimate pit design above approximately the 375 m elevation bench. Scott Wilson RPA concurs with LDI that it is unlikely that this remnant material, which occurs as thin discontinuous skins in the pit walls, will ever be recovered. Consequently, approximately 60,000 tonnes of mineralization was deducted from the open pit reserves.

17-12

31,800 E
32,000 E
32,200 E
32,400 E
N
32,400 N
32,200 N
32,000 N
31,800 N
31,600 N
0 50 100 150 200
Metres
October 2007
Figure 17-2

Lac des Iles Mines Ltd.

Lac des Iles Mine
Northwestern Ontario

June 2007 Pit Topography

17-13

31,800 E
32,000 E
32,200 E
32,400 E
N
32,400 N
32,200 N
32,000 N
31,800 N
31,600 N
0
50
100
150
200
Metres

Figure 17-3

Lac des Iles Mines Ltd.

Lac des Iles Mine
Northwestern Ontario

Ultimate Pit Design

October 2007

17-14

OPEN PIT DILUTION AND MINE EXTRACTION

The open pit reserve block model (GCDB13) Pt, Pd, Au, Cu, and Ni grades have been reduced by up to 9%, depending on the rock type, to account for dilution and other factors. No additional dilution or mine extraction factors are applied to the open pit reserve block model to estimate the open pit reserves. The reconciliation data suggest that adding external dilution and applying an extraction factor to the open pit reserve block model is unnecessary.

REGULAR GRADE ORE STOCKPILE

The regular grade ore (RGO) stockpile tonnage is based on truck counts and the grade is estimated based on historical blast hole ore control models. Scott Wilson RPA understands that the RGO stockpile toe lines are surveyed periodically. Scott Wilson RPA recommends that LDI use all available sources of historical information to investigate internal grade variability and to identify higher grade portions of the stockpile.

The LOMP includes 4.503 million tonnes averaging 0.96 g/t Pd from the RGO stockpile. Scott Wilson RPA has included this portion of the RGO stockpile with the open pit Probable Mineral Reserves. This portion of the RGO stockpile is economic in the LOMP since it will be blended with higher grade underground ore. The balance of the RGO stockpile is included with the Indicated Mineral Resources because it is currently uneconomic on a standalone basis. From Scott Wilson RPA’s view, there is too much uncertainty related to the overall stockpile tonnage and internal grade variability to classify the balance as Measured and the LOMP RGO material as Proven.

Scott Wilson RPA recommends that LDI change the name of the RGO to regular grade mineralization (RGM) because the term ore should only be used for economic mineralization.

17-15

UNDERGROUND MINERAL RESERVE ESTIMATE COMMENTS

The underground Mineral Reserves are based on a mine design completed in September 2006 that has three permanent sill pillars and a set of permanent rib pillars. LDI plans on extracting 100% of the crown pillar. LDI has constructed an array of stopes, which are used to report the underground block model tonnages and grades (Figure 17-3).

MINE EXTRACTION

LDI applies a 95% mine extraction factor to the stope block tonnages.

MINE DILUTION

LDI adds 0.75 m of hanging wall and 0.5 m of footwall dilution to each stope block. The dilution is assigned a fixed grade of 1.1 g/t Pd, 0.12 g/t Pt, 0.11 g/t Au, 0.042% Cu, and 0.045% Ni based on the 2004 feasibility study. Preliminary dilution studies using cavity monitoring survey (CMS) data indicate that applying 1.25 m for wallrock dilution is still reasonable. Scott Wilson RPA recommends that LDI continue to use the CMS data to monitor dilution and to make adjustments to the dilution factors if warranted in the future.

RECONCILIATION

The underground operation began sending ore to the mill in early 2006 and full production from the underground began in March 2006. Production reconciliation results for 2006 onwards are less conclusive due to uncertainties related to assigning production grades and tonnages to the various open pit and underground sources of mill feed. Consequently, the most reliable reconciliation information for the open pit, as discussed below, is from 2004 and 2005. Preliminary attempts to reconcile the underground production with the reserves are also discussed below.

17-16

MILL DATA

Two automatic samplers are set up on two lines leaving the ball mills. One composite from each line is collected every 12 hour shift. This generates four head sample assays per day. Tail samples are also collected daily. Head, tail, and concentrate samples are assayed daily at the LDIM laboratory. The concentrate samples are also assayed at Lakefield and other independent laboratories. The mill production reconciled head grade estimates also incorporate minor adjustments based on the final concentrate grades agreed upon with CVRD Inco and Xstrata. Scott Wilson RPA believes that the reconciled mill head grade estimates are reliable.

The mill operates a number of belt weightometers. The most accurate weightometer is located on a conveyor just after the crusher. It has double rollers and load cells and is calibrated with chains on approximately a monthly basis during mill shutdowns. A 1.6% moisture factor is applied to the weightometer tonnage. Scott Wilson RPA believes that the reconciled mill head tonnage estimates are reliable.

OPEN PIT RECONCILIATION

The most recent and most reliable data available to evaluate the open pit reserve model is from 2004 and 2005. Scott Wilson RPA has also completed a preliminary investigation of the open pit reserve model performance for the first half of 2007.

Scott Wilson RPA has reviewed reconciliation data for 2004 and 2005 and concludes that the overall GCDB13 block model tonnage, grade, and contained metal estimates for the combined RGO and high-grade ore (HGO) reconcile reasonably well with mill production (Tables 17-4 and 17-5). RGO is defined as material averaging from 0.7 g/t Pd to 1.1 g/t Pd, most of which is stockpiled. Some RGO was successfully milled in 2005, particularly in September. HGO is material averaging greater than 1.1 g/t Pd.

For 2005, the GCDB13 model overestimated the tonnage by 10%, underestimated the palladium grade by 5%, underestimated the platinum grade by 6%, underestimated the

17-17

gold grade by 10%, underestimated the copper grade by 4%, underestimated the nickel grade by 0%, and overestimated the contained palladium by 5% (Table 17-4).

TABLE 17-4 2005 MILL RECONCILIATION RESULTS FOR HGO PLUS RGO
Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

		Pd	Pt	Au	Cu	Ni	Pd
Source	Tonnes	(g/t)	(g/t)	(g/t)	(%)	(%)	Ounces
GCDB13 Model Reserves	5,924,137	1.391	0.173	0.102	0.057	0.069	264,987
Ore Control Packet Reserves	6,068,450	1.440	0.185	0.110	0.055	0.069	281,037
Reconciled Mill Production	5,371,882	1.462	0.185	0.113	0.060	0.069	252,496
GCDB13 versus Mill in 2005	10.3%	-4.8%	-6.2%	-9.5%	-4.2%	0.2%	4.9%

Sometimes, blasts can generate large rock fragments that are too large for the crusher. This oversize material, generally larger than one metre in diameter, is either broken with a rock breaker in the pit, reblasted in the pit, or sent to an oversize stockpile. In early 2005, it was decided that only oversize material averaging greater than approximately 2 g/t Pd would be stockpiled and the rest would be sent to the waste dumps. For 2005, the ore control packet tonnage was 13% less than the reconciled mill production compared to a zero percent difference in 2004. Scott Wilson RPA believes that the change in handling oversize was the main contributor to this difference and that significantly higher ore losses were experienced in 2005. Scott Wilson RPA understands that some of the ore loss in 2005 was due to overbank blasting and subsequent ore loss in the pit bottom. LDI implemented a number of measures in early 2006 to minimize ore losses.

TABLE 17-5 2004 MILL RECONCILIATION RESULTS FOR HGO PLUS RGO
Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

		Pd	Pt	Au	Cu	Ni	Pd
Source	Tonnes	(g/t)	(g/t)	(g/t)	(%)	(%)	Ounces
GCDB13 Model Reserves	6,658,192	1.911	0.180	0.155	0.070	0.081	409,165
Ore Control Packet Reserves	6,432,908	2.117	0.200	0.174	0.068	0.082	437,824
Reconciled Mill Production	6,447,692	2.110	0.197	0.175	0.067	0.082	437,339
GCDB13 versus Mill in 2004	3.3%	-9.4%	-8.7%	-11.5%	3.3%	-1.4%	-6.4%

The GCDB13 model underestimated the Pd, Pt, and Au grades in 2004 and 2005. Note that the head grades were significantly higher in 2004 than in 2005. Scott Wilson RPA believes that the main cause for the Pd, Pt, and Au grade underestimation is the

17-18

“dilution” related grade reductions in the GCDB13 block model. The minor effect of capping palladium composites and using restricted search radii can be seen by comparing the Pd and Pt grade differences because only palladium composites were capped during grade interpolation.

The 2004 and 2005 data suggest that the ore control model grade estimates reconcile very well with the mill and that the blasthole grades are reliable and do not require capping.

Scott Wilson RPA carried out a preliminary open pit reconciliation study for the first six months of 2007 by deducting the underground production from the final mill production and comparing this open pit production with the GCDB13 HGO reserves for the same time period. The GCDB13 HGO reserve tonnage and palladium grade estimates were 3% lower and 8% higher, respectively, than production.

Overall, the reconciliation data indicates that the GCDB13 block model is performing well. In Scott Wilson RPA’s opinion, it is reasonable and appropriate to use the GCDB13 block model for reporting the June 30, 2007 open pit Mineral Reserves.

UNDERGROUND RECONCILIATION

All of the stopes on the 5180 Level have CMS data. These stopes were mined from March 2006 to March 2007. These CMS stopes contain 343,400 tonnes compared to 349,400 tonnes based on the reserve model. This represents less than a two percent difference in tonnage, which is excellent, and indicates that the underground reserve model is performing well. Scott Wilson RPA tried to redistribute the mill production over this 13 month period back to the 5180 Level stopes, however, some sources of uncertainty were encountered along the way, and the grade reconciliation results are less reliable and very preliminary. In general, the underground reserve model may be overestimating the palladium grade by approximately 10%, however, more detailed reconciliation work should be completed to confirm this.

17-19

18 OTHER RELEVANT DATA AND INFORMATION

No additional information or explanation is necessary to make this Technical Report understandable and not misleading.

18-1

19 ADDITIONAL REQUIREMENTS

MINING OPERATIONS

The Lac Des Iles Mine is presently a 14,000 tonnes per day combined open pit and underground mine and processing plant, producing a bulk palladium/nickel/copper concentrate with precious metal credits. The concentrate produced at the mine is trucked to Sudbury, where it is sold on a contract basis to Xstrata. The open pit mine has been in operation since 1993 and the underground since 2006. Most key operating and cost parameters have been well established through experience.

A mine camp operates on a drive-in drive-out basis, with two 12 hour shifts per day, 7 days per week. Operations are scheduled 365 days a year.

OPEN PIT

LDI mines ore and waste from the open pit using conventional hydraulic 23 m3 and 27 m3 shovels, 190 tonne trucks, 187 mm blast hole drills and a fleet of conventional ancillary equipment. Mine waste is stockpiled outside the design pit limits.

The pit is mined with 10 m benches and 15 m berms. The overall wall angle is 57o on the east and west walls and 45o on the south wall. A 20 m high crown pillar will be left between the top level of the underground mine and the bottom of the ultimate pit, with plans for full recovery at the end of mine life.

Blast patterns are drilled off using a fleet of four Driltech D55SP units drilling a 5 m by 5 m pattern using a 6.75 inch bit. Loading and blasting is accomplished using commercial emulsion explosives. Loading is completed using a Komatsu PC 5500 with a 23 m3 bucket and a Komatsu WA 1200 wheel loader with a 20 m3 bucket. The haulage fleet consists of eight 730E 190 tonne capacity haul trucks. In Scott Wilson RPA’s opinion, the mining fleet is adequate for current production schedules.

19-1

UNDERGROUND

The underground portion of the deposit is a continuation to depth of the Roby High Grade Zone that forms the core of the open pit reserves. The underground deposit lies below the ultimate pit bottom of the open pit at an elevation of 235 m above sea level, and extends to a depth of 170 m below sea level, for a total dip length of 444 m. The ore zone ranges in width from two metres to 34 m, averaging 11 m, and dips from 70o to 80o with local sections dipping below 60o. The underground mine began commercial production in April 2006.

The orebody is accessed via a decline ramp which ranges from -14% to -18% grade, with levels being established every 20 m to 30 m. The mining method is a combination of longitudinal and transverse longhole stoping. Mined stopes are filled with unconsolidated waste generated from underground development. Development is achieved using two hydraulic drill jumbos, one mechanized rock bolter, and two ITH longhole drills. Mucking is achieved using both 8 yd.3 and 11 yd.3 Tamrock scooptrams which load a fleet of three Toro 60 tonne capacity haul trucks. Underground ore is hauled and stockpiled at the open pit where it is reloaded into 730E 190 tonne capacity haul trucks and hauled to the crusher.

GEOMECHANICS

OPEN PIT

During the first quarter of 2006, the ultimate pit design implemented in 2004 was changed to an interim pit design that addressed south pit wall instability issues. LDI engaged an independent geotechnical consultant to review the slope stability issues and the recommendations were used by P&E Mining Consultants in designing a reconfigured open pit. LDI then commenced a detailed review of its Life-of-Mine Plan (LOMP) for the mine. As a result of the review a revised LOMP has been adopted as shown in Table 19-1

19-2

During the mine site tour, Scott Wilson RPA representatives visited the open pit mining operations and observed that there were no material issues with the pit wall stability.

UNDERGROUND

In 2005, LDI engaged consultant Dr. William Bawden to review current ground conditions of the underground openings. Upon his review, the mine design was updated with stope dimensions of 60 m and 100 m height, with a 20 m sill pillar below each level. Pillar dimensions vary with ore thickness based on using the empirical Confined Formula Pillar Stability Graph and a factor of safety of 1.4. The stopes are divided into three vertical sections, 30 m, 20 m, and 30 m, for ease of drilling. Drill and haulage drift makes up the remaining 20 m height, with four drifts measuring 5 m high. The above mine design was numerical modelled, with the results shown in the report entitled “Lac Des Iles Examine3D Stress Analysis of April 2007 Mine Sequence” issued in September 2007. This report indicates that modelling suggests the pillars should remain stable throughout mine life, although Bawden does recommend the installation of stress cells to better calibrate the model.

Figure 19-1 shows a longitudinal section viewing west showing the Lac des Iles life of mine sequence as developed in April 2007. The crown pillar indicated at the top of the figure [in blue] is a pillar left to separate the underground workings from the open pit.

19-3

FIGURE 19-1 LDI APRIL 2007 SEQUENCE – LONGITUDINAL SECTION

Stopes in the south half of the orebody, which include stopes 1 through 9, are being mined from the orebody centre to its edges in a reverse pyramid design. The north half of the orebody, which includes stopes 10 through 18, will be mined from the edge of the orebody towards the centre. The reason for taking this mining approach was due to the narrow thickness of this part of the orebody and the limited amount of mine development waste for stope filling. Blast holes are drilled parallel and close to the hanging wall dip to control dilution.

LIFE OF MINE PLAN

The forecasted LOMP for both open pit and underground operations is summarized in Table 19-1. The schedule is based on a milling rate of 14,000 tpd while the open pit is in operation and 9,000 tpd once the open pit operation ceases. The milling rate of 9,000 tpd is the minimum operational requirement for the SAG mill. The underground mine is designed to produce 2,000 tpd of ore. When the open pit ceases, the underground mine production will be supplemented by 7,000 tpd of ore from the regular grade stockpiles. The blend of underground and stockpile ore at 9,000 tpd will produce a concentrate that will meet contractual concentrate quality requirements.

19-4

TABLE 19-1  LIFE OF MINE PRODUCTION SUMMARY
Lac Des Iles Mines Ltd. – Lac des Iles Mine, Ontario

	2007	2008	2009	2010	Total
Open Pit Ore—‘000 t	2,208	3,956	877		7,041
Pd g/t	1.96	2.88	1.83		2.46
Pt g/t	0.21	0.21	0.21		0.21
Au g/t	0.16	0.23	0.14		0.20
Cu %	0.07	0.08	0.06		0.07
Ni %	0.06	0.07	0.06		0.07
					—
Open Pit Waste—‘000 t	3,304	4,076			7,380
Tonnes moved—‘000 t	5,512	8,032	877		14,421
Strip Ratio	1.5	1.0	—		1.0

Underground—Ore ‘000 t	368	730	730	734	2,562
Pd g/t	6.58	6.58	6.58	6.58	6.58
Pt g/t	0.39	0.39	0.39	0.39	0.39
Au g/t	0.32	0.32	0.32	0.32	0.32
Cu %	0.06	0.06	0.06	0.06	0.06
Ni %	0.08	0.08	0.08	0.08	0.08

Stockpile—HG—‘000 t	—	431	179		610
Pd g/t	1.82	1.82	1.82		1.82
Pt g/t	0.20	0.20	0.20		0.20
Au g/t	0.16	0.16	0.16		0.16
Cu %	0.06	0.06	0.06		0.06
Ni %	0.08	0.08	0.08		0.08

Stockpile—RG—‘000 t	—	—	1,948	2,555	4,503
Pd g/t	0.96	0.96	0.96	0.96	0.96
Pt g/t	0.12	0.12	0.12	0.12	0.12
Au g/t	0.08	0.08	0.08	0.08	0.08
Cu %	0.03	0.03	0.03	0.03	0.03
Ni %	0.06	0.06	0.06	0.06	0.06

Millfeed—‘000 t	2,576	5,116	3,735	3,289	14,716
Pd g/t	2.62	3.32	2.30	2.21	2.69
Pt g/t	0.24	0.23	0.20	0.18	0.21
Au g/t	0.18	0.24	0.15	0.13	0.18
Cu %	0.07	0.07	0.05	0.04	0.06
Ni %	0.07	0.07	0.06	0.06	0.07
Co%	0.01	0.01	0.01	0.01	0.01

Recovery
Pd	74%	74%	74%	74%	74%
Pt	64%	64%	64%	64%	64%
Au	70%	70%	70%	70%	70%
Cu	82%	82%	82%	82%	82%
Ni	34%	34%	34%	34%	34%
Co	15%	15%	15%	15%	15%

Concentrate—‘000 t	22.7	57.1	28.9	24.5	133
Pd g/t	220	220	220	220	220
Pt g/t	17.2	13.4	16.4	15.5	15.1
Au g/t	14.6	15.0	13.2	12.6	14.1
Cu %	6.5	6.1	4.9	4.5	5.6
Ni %	3.2	3.0	2.7	2.7	2.9
Co %	0.15	0.13	0.14	0.18	0.15

Payable Metal
Pd oz	147.6	371.7	188.4	159.4	867
Pt oz	11.2	21.9	13.6	10.9	58
Au oz	9.3	24.0	10.7	8.6	53
Cu lbs	2,766	6,558	2,646	2,081	14,051
Ni lbs	1,465	3,398	1,541	1,346	7,750
Co lbs	37	83	45	48	213

19-5

The LOMP is based on the mineral reserves for the open pit, stockpiles, and underground mine only. Potential production from the Offset Zone has not been included. The scheduled production in the LOMP commences July 1, 2007, and ends December 31, 2010, a period of 42 months.

In reviewing the LDI LOMP, Scott Wilson RPA determined that there is a difference in the amount of waste material being mined compared to the overall open pit reserves. In addition, some of the HGO stockpile and underground reserves have not been scheduled in the LOMP. In Scott Wilson RPA’s opinion, these differences are largely offsetting and these omissions are not material in the overall LOMP cash flow. Nevertheless, we recommend further optimization of the LOMP production schedule.

EQUIPMENT

A summary of major mobile equipment is shown in Table 19-2.

In general, the mobile maintenance system is based on a 125 hr frequency of wash and inspection, with the 1,000 hr block of PM work distributed among eight distinct PM checklists. The frequency of inspection allows for early detection and correction of potential failures.

The process fixed plant has major equipment groups (crushers, feeders, belts) on a weekly PM schedule, one each day of the week, which does not shut the circuit down. Inspection and reporting is paramount to scheduling noted problems for correction. On average 2 x 6 hrs and 1 x 12 hrs shutdowns are incurred per month to execute repairs. Major repairs and overhaul work is done during major mill linings replacement shutdowns.

For the open pit, the August 2007 month end report summarized the availability of various pieces of equipment fleet as follows: haulage trucks 87%, drills 71%, dozers 98%, and loading units PC4000 53% and WA1200 81%.

19-6

For the underground, the main area of lower than expected availability is the 60 t haulage trucks. According to mine site personnel there have been problems with axles and differentials. The manufacturer is working with LDI to resolve the problem.

TABLE 19-2  EQUIPMENT LISTING
Lac Des Iles Mines Ltd. – Lac des Iles Mine, Ontario

Description	Units
OPEN PIT
Production
Blasthole Drill	4
Emulsion truck	1
Hydraulic Shovel (27 m3)	1
Hydraulic Shovel (23 m3)	1
Wheel Loader (20 m3)	1
Haul Trucks (190 tonnes)	8
Service Vehicles
Fuel Truck	1
Lub Truck	1
Water Truck	1
Dozers	2
Grader	2
Excavators	2

UNDERGROUND
Development
Electric/Hydraulic Jumbos	2
Rockbolting Units	1
Scoop Trams (3.5 yd3)	1
Scoop Trams (8 yd3)	3
Haulage Trucks (40 tonnes)	1
ANFO Loader	1
Production
Scoop Trams (11 yd3)	2
Haulage Trucks (60 tonnes)	3
Service Vehicles
Boom Truck	1
Personnel Carrier	1
Scissor lifts	3
Grader	1
Fuel/Lube Truck	1
Total	44

19-7

MINERAL PROCESSING

The mill is a conventional flotation operation, with SAG and ball milling, followed by three stages of flotation and two stages of regrind. Final product is a bulk copper/nickel concentrate with high PGM values.

Table 19-3 shows a summary of 2007 mill performance to August.

TABLE 19-3  YTD AUGUST 2007 MILL PERFORMANCE
Lac Des Iles Mines Ltd. – Lac des Iles Mine, Ontario

Categories	Actual
Tonnes Milled	3,420,106
Pd Head Grade (g/t)	2.35
Pd Concentrate Grade (g/t)	272.5
Pd Recovery (%)	74.8
Concentrate Tonnes	22,070
Ounces Produced
Pd	193,164
Pt	16,810
Au	13,210
Pounds Produced
Cu	3,654,319
Ni	2,036,120
Mill Availability (%)	92.5

The process flow sheet is illustrated in Figures 16-1 and 16-2.

TAILINGS MANAGEMENT FACILITY

The present tailings management facility (TMF) has been operating since 1990. Until 1998, the dams were primarily constructed as water retaining dams, comprising rock fill, filters and glacial till or high density polyethylene facing. In 1998 and 1999, dams at the north end of the facility were raised using rock fill and tailings. Further TMF expansion commenced in 2000 and was designed to accommodate successive lifts when required to

19-8

store the tailings produced over the mine life. The dams have been raised and are constructed of non-reactive waste rock, two inch minus crushed rock and geotextile. The TMF is an industrial waste impoundment, where erosion is minimized, runoff is managed, water is returned to the concentrator as needed, and excess water is stored until it can be treated and released. The design of the operation provides for closure and reclamation of the facility.

Capacity is increased on a regular basis. The LOMP allows for two future increases.

FACILITIES AND INFRASTRUCTURE

In addition to the concentrator, the mining operation includes an assay laboratory, a warehouse, electrical shop, a three bay truck shop to service the larger haul trucks, an operations camp, a water treatment plant, a propane storage facility, a fuel storage area and an electrical substation. Power is delivered to the site by a 65 km power line, which ties directly into the northwestern Ontario power grid.

ENVIRONMENTAL CONSIDERATIONS

The information in this section is based on the data provided by LDIM environmental staff. Scott Wilson RPA has not audited or reviewed the environmental aspects of the LDIM site.

CURRENT PERMITS

The Lac des Iles Mine is a mature minesite that has followed the normal Ontario procedures of the Ministry of Northern Development and Mines (MNDM), Ministry of the Environment (MOE), and Ministry of Labour, through the local offices in Thunder Bay. All permits are in place to operate the open pit and underground operations. The minesite is in compliance with the Canada Fisheries Act, the Canada Water Act and the Canadian Environmental Protection Act.

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Current permits associated with LDIM are listed in Table 19-4.

TABLE 19-4  PERMITS

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Approval	Reason for Approval	Expiration Date
Air Certificate Approval
(Amended)	Approval for site wide air emissions	Does not expire

2572-4WDJ2C

Industrial Sewage Works Certificate of Approval 4-0048-92-936	Approves the tailings management facility, the discharge of sanitary sewage to the facility and landfill.	Does not expire

Municipal and Private Sewage Works Cof A 6806-4KTPB9	Approves sewage treatment plant at the operations camp.	Does not expire

Land Use Permit LUP SPR1056	Approves the hydro line to Silver Falls	Does not expire

Land Use Permit LUP SPR1055	Approves the operations camp and parking lot.

Land Use Permit LUP SPR1054	Approves the expansion TMF	Public Lands Act, Does not expire

Permit to take water 6WHP2Y	Approved withdraw of 908 liters/minute or 1,307,520 liters per day.	Expires December 17, 2012

Lac des Iles Closure Plan	Approves the project and is updated when changes to mine site occur.	Does not expire

Generator Registration Number	Allows the disposal of subject wastes, as per Regulation 501/101.	Must be renewed using MOE’s HWIN website on an annual basis

Water Treatment Plant	Had a Cof A but was revoked in 2000.	N/A

* Hazardous Waste Information Network

FILINGS

Approvals in process include:

AMENDMENT TO CLOSURE PLAN

A change to the TMF requires amendments to the current mine closure plan. The closure plan amendment will be prepared by a consultant and will be dependent on the recommendations of the MNDM. The financial assurance deposited with MNDM is in

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good order. Further development of the underground mine will not have a significant effect on the closure plan. The mine will be allowed to flood along with the pit. After removal of buildings, the only surface expression remaining will be the ventilation raise, which will be capped and fenced.

The closure plan amendment will also include the TMF expansion. A 140 ha south tailings cell is being erected for deposit of tailings to end of mine life. The current west TMF cell is filling up, and can be closed prior to end of mine life.

Closure funds of $8.7 million have been accumulated in a holding account and no further payments are pending.

AMENDMENT TO CERTIFICATE OF APPROVAL – AIR

This certificate is in place and does not expire.

MANPOWER

The mine operates seven days per week, 365 days per year. The hourly crews are divided into four crews, each working 12 hour shifts rotating one week on and one week off. The staff work four 12 hour shifts per week. The underground contractors are working 12 hour shifts, 7 days per week. Three crews rotate two weeks on and one off.

Mine staff includes two nurses working seven days on, seven days off rotation so one nurse is on site at all times

Living facilities for 460 personnel are provided on site. The number of personnel in each area is summarized in Table 19-5.

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TABLE 19-5  MANPOWER SUMMARY

Lac Des Iles Mines Ltd. – Lac des Iles Mine

		August 2007
Description	Actuals	Budget	Variance
Department
Mine (Open Pit) MGMT/Staff	11	13	-2
Mine (Open Pit) Prod. Hourly	69	1	1
Mine (U/G) MGMT/Staff	6	1	1
Mine (U/G) Prod. Hourly	49	60	-11
Tech Services/Eng (OP/UG)	15	20	-5
Mine Maintenance Staff	11	11	-
Mine (OP/UG) Maintenance Hrly	61	52	9
Total	222	237	-15
Mill MGMT/Staff	11	11	0
Mill OPS Hourly	36	34	2
Mill Staff Assay Lab	13	14	-1
Mill Met Lab MGM/Staff	3	3	-
Mill MTCE MGM/Staff	9	10	-1
Mill MTCE Hourly	40	34	6
Total	112	106	6
Administration	10	9	1
Human Resources	5	6	-1
Safety / Loss Control	3	3	-
Environmental	2	3	-1
Materials Management	11	10	1
Total	31	31	-
Corporate	8	8	-
Exploration	7	19	-12
Total	15	27	-12
STD/LTD/WSIB	11
Totals	391	401	-10
Contractors	73
Grand Total	464

CAPITAL AND OPERATING COST ESTIMATES

CAPITAL COSTS

Capital costs are estimated in first half 2007 Canadian dollars and are summarized in Table 19-6. The capital cost estimate covers the remaining life of mine from July 2007 onwards. Most of the expenditures are in three areas:  ongoing mine development,

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expansion of the tailings area, and closure costs. Closure costs are not actually a cash item as the required amount accrued in a closure fund. The remaining capital is for equipment replacement and rebuild, which is minimal.

TABLE 19-6 CAPITAL COST SUMMARY
Lac Des Iles Mines Ltd. – Lac des Iles Mine, Ontario

C$ ’000	2007	2008	2009	2010	2011	Total

Open Pit						—
Underground	3,943	2,669	50	—		6,662
Mill	3,601	3,500	—	—		7,101
Other	1,000	600	1,200	600		3,400
Closure					8,700	8,700
Sub-total	8,545	6,769	1,250	600		17,163
Contingency						—
Total	8,545	6,769	1,250	600	8,700	25,863

OPERATING COSTS

Operating Costs are summarized in Table 19-7. The costs are based on current operating experience at LDI. The costs cover the remaining mine life from July 2007 onwards.

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TABLE 19-7  OPERATING COSTS SUMMARY
Lac Des Iles Mines Ltd. – Lac des Iles Mine, Ontario

		2007	2008	2009	2010	2011	Total
Gross Costs
Open Pit	C$‘000	18,137	26,429	2,887	—		47,453
Regular Stockpile	C$‘000	—	—	1,948	2,555		4,503
HG Stockpile	C$‘000	—	861	359	—		1,220
Underground	C$‘000	13,545	26,868	26,868	27,015		94,297

Total Mining	C$‘000	31,682	54,158	32,062	29,570		147,473
Milling (incl power)	C$‘000	22,632	44,950	37,669	35,318		140,568
G&A	C$‘000	5,550	11,022	11,022	9,185		36,778
Environment	C$‘000	309	615	449	395		1,768

TOTAL	C$‘000	60,173	110,744	81,202	74,468		326,588

Unit Costs
Open Pit	C$/ t moved	3.29	3.29	3.29	3.29		3.29
Regular Stockpile	C$/ t moved	1.00	1.00	1.00	1.00		1.00
HG Stockpile	C$/ t moved	2.00	2.00	2.00	2.00		2.00
Underground	C$/t mined	36.81	36.81	36.81	36.81		36.81
Open Pit	C$/ t millled	7.04	5.17	0.77	—		3.22
Regular Stockpile	C$/ t millled	—	—	0.52	0.78		0.31
HG Stockpile	C$/ t millled	—	0.17	0.10	—		0.08
Underground	C$/ t milled	5.26	5.25	7.19	8.21		6.41

Total Mining	C$/ t milled	12.30	10.59	8.58	8.99		10.02
Milling (incl power)	C$/ t milled	8.79	8.79	10.09	10.74		9.55
G&A	C$/ t milled	2.15	2.15	2.15	2.15		2.50
Environment	C$/ t milled	0.12	0.12	0.12	0.12		0.12
TOTAL	C$/ t milled	23.36	21.65	21.74	22.64		22.19

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TAXES

Scott Wilson RPA has relied on LDI for guidance on applicable taxes, royalties, and other government levies or interests, applicable to revenue or income. LDI has determined that no taxes will be payable and, therefore, Scott Wilson RPA has carried out all analyses on a pre-tax basis.

MARKETS

The principal commodities at LDI are freely traded, at prices that are widely known. Concentrates are sold under contract to Xstrata at prices set according to LME or other standard commodity pricing mechanisms used in the industry.

ECONOMIC ANALYSIS

A base case pre-tax cash flow projection has been generated from the Life of Mine production schedule and capital and operating cost estimates, and is summarized in Table 19-8. A summary of the key criteria is provided below.

ECONOMIC CRITERIA

REVENUE

•                  Life of mine, July 1, 2007 to December 31, 2010, total 42 months

•                  Open Pit mining from 2007 to 2009.

•                  Underground mining from 2007 to 2010.

•                  Stockpile processing in 2009 and 2010 once open pit mining ceases.

•                  Head grades derived from the mineral reserves estimate.

•                  14,000 tpd (5.1 million tonnes per year) peak processing capacity, declining to 9,000 tpd once open pit mining ceases in 2009.

•                  Processing recovery based on current operating experience:

•   Pd = 74%

•   Pt = 64%

•   Au = 70%

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•   Cu = 82%

•   Ni = 34%

•   Co = 15%

•                  Concentrate transport, smelting, refining, and penalties based on the existing contract with Xstrata and current actual experience.

•                  Exchange rate C$1.00 = US$0.95

•                  Metal price average 2007 to 2010:

•   Pd = US$338 per ounce

•   Pt = US$1,075 per ounce

•   Au = US$625 per ounce

•   Cu = US$2.50 per pound

•   Ni = US$11.50 per pound

•   Co = US$16.25 per pound

•                  Cobalt content has not been estimated in the mineral reserves, therefore, cobalt revenues have been estimated from typical historical concentrate content.

•                  Revenue is recognized at the time of production.

COSTS

•                  Life of Mine production plan as summarized in Table 19-1.

•                  Mine life capital totals C$25.8 million, as shown in Table 19-6.

•                  Closure costs of C$8.7 million have been included in the capital cost forecast, however, for analysis purposes, the costs have been excluded as the cash amount required has been accumulated in a holding account.

•                  Average operating cost over the mine life is C$22.19 per tonne milled.

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TABLE 19-8 PRE-TAX CASH FLOW SUMMARY Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

			2007
			from July 1	2008	2009	2010	2011	TOTAL
SUMMARY

TOTAL MILLFEED		000 tonnes	2,576	5,116	3,735	3,289		14,716
		Pd g/t	2.62	3.32	2.30	2.21		2.69
		Pt g/t	0.24	0.23	0.20	0.18		0.21
		Au g/t	0.18	0.24	0.15	0.13		0.18
		Cu %	0.07	0.07	0.05	0.04		0.06
		Ni %	0.07	0.07	0.06	0.06		0.07
		Co %	0.01	0.01	0.01	0.01		0.01

PAYABLE METAL		Pd 000 oz	147.6	371.7	188.4	159.4		867
		Pt 000 oz	11.2	21.9	13.6	10.9		58
		Au 000 oz	9.3	24.0	10.7	8.6		53
		Cu 000 lbs	2,766	6,558	2,646	2,081		14,051
		Ni 000 lbs	1,465	3,398	1,541	1,346		7,750
		Co 000 lbs	37	83	45	48		213

METAL PRICES		Pd US$ / oz	350	350	325	325		338
		Pt US$ / oz	1,200	1,100	1,000	1,000		1,075
		Au US$ / oz	700	600	600	600		625
		Cu US$ / lb	3.25	2.50	2.25	2.00		2.50
		Ni US$ / lb	15.00	13.00	10.00	8.00		11.50
		Co US$ / lb	25.00	20.00	10.00	10.00		16.25

EXCHANGE RATE	C$1.00 =	US$	0.95	0.95	0.95	0.95		0.95
		Sensitivity	0.95	0.95	0.95	0.95

GROSS REVENUE		Pd C$ ‘000	54,386	136,947	64,442	54,538		310,314
		Pt C$ ‘000	14,138	25,381	14,284	11,430		65,232
		Au C$ ‘000	6,828	15,144	6,736	5,433		34,141
		Cu C$ ‘000	9,462	17,257	6,268	4,381		37,367
		Ni C$ ‘000	23,127	46,495	16,223	11,334		97,179
		Co C$ ‘000	966	1,752	478	505		3,701
	TOTAL	C$ ‘000	108,908	242,976	108,430	87,620		547,934

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			2007
			from July 1	2008	2009	2010	2011	TOTAL

SUMMARY

SMELTER CHARGES		Treatment C$‘000	6,805	17,135	8,683	7,349		39,972
		Penalties C$‘000	567	1,428	724	612		3,331
		Refining C$‘000	5,544	13,412	6,362	5,337		30,655
		Freight C$‘000	1,837	4,626	2,344	1,984		10,792
	Total	C$‘000	14,753	36,601	18,113	15,282		84,750

NSR	Gross Pre-royalty	C$‘000	94,155	206,375	90,317	72,338		463,184
	Royalty (5% NSR)	C$‘000	4,708	10,319	4,516	3,617		23,159
	NSR	C$‘000	89,447	196,056	85,801	68,721		440,025
	Unit NSR	C$per t. milled	35	38	23	21		30

OPERATING COSTS	Open Pit	C$‘000	18,137	26,429	2,887	—		47,453
	Regular Stockpile	C$‘000	—	—	1,948	2,555		4,503
	HG Stockpile	C$‘000	—	861	359	—		1,220
	Underground	C$‘000	13,545	26,868	26,868	27,015		94,297

	Total Mining	C$‘000	31,682	54,158	32,062	29,570		147,473
	Milling (incl power)	C$‘000	22,632	44,950	37,669	35,318		140,568
	G&A	C$‘000	5,550	11,022	11,022	9,185		36,778
	Environment	C$‘000	309	615	449	395		1,768
	TOTAL	C$‘000	60,173	110,744	81,202	74,468		326,588

OPERATING COSTS	Open Pit	C$/ t moved	3.29	3.29	3.29	3.29		3.29
	Regular Stockpile	C$/ t moved	1.00	1.00	1.00	1.00		1.00
	HG Stockpile	C$/ t moved	2.00	2.00	2.00	2.00		2.00
	Underground	C$/t mined	36.81	36.81	36.81	36.81		36.81
	Open Pit	C$/ t millled	7.04	5.17	0.77	—		3.22
	Regular Stockpile	C$/ t millled	—	—	0.52	0.78		0.31
	HG Stockpile	C$/ t millled	—	0.17	0.10	—		0.08
	Underground	C$/ t milled	5.26	5.25	7.19	8.21		6.41

	Total Mining	C$/ t milled	12.30	10.59	8.58	8.99		10.02
	Milling (incl power)	C$/ t milled	8.79	8.79	10.09	10.74		9.55
	G&A	C$/ t milled	2.15	2.15	2.15	2.15		2.50
	Environment	C$/ t milled	0.12	0.12	0.12	0.12		0.12
	TOTAL	C$/ t milled	23.36	21.65	21.74	22.64		22.19

OPERATING CASH FLOW		C$‘000	29,274	85,312	4,599	(5,747)		113,438

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			2007
			from July 1	2008	2009	2010	2011	TOTAL

SUMMARY

CAPITALCOSTS	Open Pit	C$‘000						—
	Underground	C$‘000	3,943	2,669	50	—		6,662
	Mill	C$‘000	3,601	3,500	—	—		7,101
	Other	C$‘000	1,000	600	1,200	600		3,400
	Closure	C$‘000					8,700	8,700
	Sub Total	C$‘000	8,545	6,769	1,250	600		17,163
	Contingency	C$‘000						—
	TOTAL	C$‘000	8,545	6,769	1,250	600	8,700	25,863
	Credit Closure Fund	C$‘000					8,700	8,700
	Net Capital	C$‘000	8,545	6,769	1,250	600	—	17,163

NET PRE-TAXCASH FLOW		C$‘000	20,729	78,543	3,349	(6,347)	—	96,275
	Cumulative	C$‘000	20,729	99,272	102,622	96,275

	Pre-Tax NPV	C$‘000	8%	84,525

UNIT PRODUCTION COST	Operating	US$ per oz Pd	162	132	302	359		216
	(net of by product credits)

	Life of Mine Capital	US$ per oz Pd						28

	TOTAL	US$ per oz Pd						244

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CASH FLOW ANALYSIS

Considering the mine on a stand-alone basis, excluding any corporate costs, the undiscounted pre-tax cash flow totals C$96.3 million over the 42 month mine life.

The Total Cash Cost (as defined by the Gold Institute) is US$216 per ounce of palladium, net of by-product credits. The mine life capital unit cost is US$28 per ounce, for a Total Production Cost (as defined by the Gold Institute) of US$244 per ounce of palladium. Average annual metal production during operation is:

•   Pd = 248,000 ounces

•   Pt = 16,000 ounces

•   Au = 15,000 ounces

•   Cu = 4.0 million pounds

•   Ni = 2.2 million pounds

•   Co = 61,000 pounds

The pre-tax Net Present Value (NPV) of the mine life at an 8% discount rate is C$84.5 million.

SENSITIVITY ANALYSIS

Project risks have been identified in both economic and non-economic terms. Key economic risks were examined by running cash flow sensitivities:

•                  Palladium price

•                  Platinum price

•                  Exchange rate

•                  Operating costs

•                  Capital costs

NPV sensitivity at an 8% discount rate over the base case has been calculated for 20% to +20% variations. The sensitivities are shown in Figure 19-2.

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FIGURE 19-2 SENSITIVITY ANALYSIS

The mine life cash flow is most sensitive to exchange rate and overall metal prices. Although not shown, the mine life is similarly sensitive to head grades. In Scott Wilson RPA’s of the mine and the well established grade and operating opinion, given the age factors, the highest risk area in the mine life is metal prices.

19-21

20 INTERPRETATION AND CONCLUSIONS

In 2006, LDIM produced 13.5 million tonnes of ore and waste at 37,085 tpd. The concentrator processed 4.6 million tonnes from mine and stockpiles at an average rate of 12,523 tpd. The 2006 metal production was 237,338 ounces Pd, 22,308 ounces Pt, 17,237 ounces Au, 5.2 million pounds copper, and 2.7 million pounds Ni. During 2006 the average palladium head grade was 2.18 g/t compared to 1.66 g/t in 2005. The improved palladium head grade can be attributed to the underground mine which commenced full operational production in April 2006. Since commencement of production on December 1, 1993, ore milled through June 30, 2007, totals approximately 39.1 million tonnes producing approximately 2.1 million ounces of palladium.

The 2007 operational results include a favourable open pit strip ratio, increased higher grade underground production, as well as continually improving mill availability and mill recoveries. The average daily mill processing rate to the end of August 2007 was 14,070 tpd.

The current open pit reserves are exhausted in May 2009 and the current underground reserves will be mined until the end of 2010. The existing open pit and underground resources, particularly at the Offset Zone, represent potential to extend the current mine life. More drilling and studies are warranted.

The production reconciliation data indicate that the current open pit and underground block models are performing well.

The exploration field practices, the sample preparation and analytical procedures, as well as the QA/QC protocols, are well documented and conform to industry best practices.

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21 RECOMMENDATIONS

Scott Wilson RPA’s recommendations are summarized below.

1.              Update the High Grade Zone underground resource model with the 2005 underground drilling, the 2007 Offset Zone drilling, and the chip sample data.

2.              Update the Offset Zone underground resource model with the 2007 Offset Zone drilling.

3.              Continue optimization of the LOMP production schedule.

4.              Continue diamond drilling of the Offset Zone and complete a preliminary economic assessment.

5.     Investigate pit expansion options.

6.              Use all available sources of historical information to investigate internal grade variability and to identify higher grade portions of the RGO stockpile.

7.              Review dilution and mine extraction assumptions as part of the annual reconciliation review process.

8.              Adjust chip sample elevations to fit actual underground excavations and complete standard manuals for underground sampling methods.

9.              Change the open pit blocks to 10 m by 10 m by 10 m to accommodate the new 10 m benches.

10.        Reimplement the use of a NSR cut-off grade for the open pit, underground, and ore control block models.

11.        Prepare a comprehensive technical report each year that details each aspect of the resource and reserve estimates. This detailed presentation can be used as a basis for a much more summarized NI 43-101 style report if and when required.

21-1

22 REFERENCES

AGRA Simons, 1999, Lac des Iles Detailed Feasibility Study, December 1999.

Buffington, Darrel P. G., Borrastero, Raul H., Crawford, Gerald D., Hembree, Robert A., and King, Nelson D. (2003): Lac des Iles Mines Thunder bay, Ontario technical report prepared for North American Palladium, Ltd. SEDAR NI 43-101 report by Pincock Allen & Holt, September 12, 2003.

Brugmann, G.E., Naldrett, A. J. and MacDonald, A. J. (1989): Magma mixing and constitutional zone refining in the Lac des Iles complex, Ontario: genesis of platinum-group element mineralization. Economic Geology Vol. 84, No.6, September-October 1989, pp.1557-1573.

Canadian Institute of Mining, Metallury and Petroleum (2005): CIM Definition Standards for Mineral Resources and Mineral Reserves adopted by CIM Council on December 11, 2005.

Crawford, Gerald D., Wallis, Stewart C., Buffington, Darrel P. G., Kuestermyer, Alva L., McKnight, Robert T., and Sandefur, Robert L. (2001): Lac des Iles project technical report prepared for Lac des Iles Mines, Ltd. SEDAR NI 43-101 report by Pincock Allen & Holt, May 18, 2001.

Hinchey, J.G., Hattori, K.H., Lavigne, M.J. (2005): Geology, Petrology, and Controls on PGE Mineralization of the Southern Roby and Twilight Zones, Lac des Iles Mine, Canada, Economic Geology, January 2005, v. 100, no. 1, pp. 43-61.

Itasca Consulting Canada Inc. (2004): “Lac des Iles Project – Transition to Underground Mining, 2004 Update of Geomechanics Issues”, February 2004.

Johnson Matthey (2003): “Platinum 2003 Interim Review”, November 2003.

Jolliffe, F. (1934): Block Creek Map-Area, Thunder Bay District, Ontario, Geological Survey of Canada Summary Report 1933, pt. D, pp. 7-15.

Lavigne, M. J. and Michaud, M. J. (2001): Geology of North American Palladium Ltd.’s Roby Zone Deposit, Lac des Iles”. CIM Exploration and Mining Geology, Vol. 10 Nos. 1 and 2, 2001.

Lac des Iles Mines Ltd., 2006, Geotechnical Summary Phase 4 Roby Pit South Wall Lac Des Iles Mine, Technical Services Group PowerPoint Presentation Dated January 2006.

Lac des Iles Mines Ltd., 2003, July 2003 Resource Model Update, Memorandum From Clay Craig Dated July 23, 2003.

22-1

LDIM: production history, surface services, land tenure, royalties, taxes, metallurgy, smelter terms, exploration potential, consumables pricing, capital equipment quotes, mine safety and environment.

Lakefield Research (2003): Metallurgical Testing of Current Pit, Future Pit and Underground Ores

Legault-Seguin (2006): Metallurgical Evaluation of Off-Set, Moore and Baker Zone Ore Bodies – Phase 1. Internal LDIM North American Palladium Ltd. Memo.

North American Palladium Ltd, (2004): 2003 Annual Report, published March 17, 2004, 40 p.

North American Palladium Ltd, (2006): 2005 Annual Report, published April 26, 2006,  64 p.

North American Palladium Ltd, (2007): 2006 Annual Report, published April 24, 2007,  66 p.

North American Palladium Ltd, (2007): 2007 Second Quarter Report, published August 9, 2007, 13 p.

North American Palladium Ltd. (2005): Summary of procedures for the Lac des Iles diamond drilling program. Unpublished company document, 5 p.

North American Palladium Ltd, (2005): 2004 Annual Report, published March 31, 2005, 54 p.

North American Palladium Ltd. Metals Exploration Division (December 2006): 2007 Offset Underground Drill Program Proposal.

North American Palladium Ltd. Metals Exploration Division (December 2006): 2007 Offset Underground Drill Program Proposal.

Pincock Allen & Holt, 2003, Lac des Iles Mines Ltd. Thunder Bay, Ontario Technical Report 9296.02, September 12, 2003.

Pincock Allen & Holt, 2001, Lac des Iles Mines Ltd. Thunder Bay, Ontario Technical Report 9296.01, May 18, 2001.

Pincock Allen & Holt, 2001, March 2001 Reserve and Mine Plan Review North American Palladium Lac des Iles Mines, Prepared for BMO Nesbitt Burns, PAH Project No. 9268.05, May 23, 2001.

Piteau Associates Engineering Ltd. (2006): Draft Letter dated January 24, 2006 From Alan F. Stewart Regarding Geotechnical Site Visit – January 4 and 5, 2006.

22-2

Piteau Associates Engineering Ltd., 2004, Letter dated January 26, 2004 From Alan F. Stewart Regarding Geotechnical Site Visit on December 3, 2003.

Piteau Associates Engineering Ltd., 2002, Letter dated December 27, 2002 From Alan F. Stewart Regarding Geotechnical Inspection of Roby Pit, Site Visit on November 27 and 28, 2002.

Pye, E.G. (1968): Geology of the Lac des Iles Area, District of Thunder Bay, Ontario Department of Mines Geological Report 64, 47 p.

Roscoe Postle Associates Inc. (2007a): Technical Report on the Resource Estimate for the Offset Zones at Lac des Iles Mine, prepared for Lac des Iles Mines Ltd., NI 43101 report by Routledge, Richard E., February 23, 2007, 128 p.

Roscoe Postle Associates Inc. (2007b): Underground Mineral Resource and Mineral Reserve estimate Review of the Lac des Iles Mine, Thunder Bay, Ontario prepared for Lac des Iles Mines Ltd. Unpublished letter report by Clow, Graham, February 21, 2007, 5 p.

Roscoe Postle Associates Inc. (2006a): Mineral Resource and Mineral Reserve estimates of the Lac des Iles Mine, Thunder Bay, Ontario prepared for Lac des Iles Mines Ltd. Unpublished report by Clow, Graham, Hendry James W. and Evans, Luke, March 17, 2006.

Roscoe Postle Associates Inc. (2006b): Technical Report on the Resource Estimate for the Offset Zone at Lac des Iles Mine, prepared for Lac des Iles Mines Ltd. Unpublished report by Routledge, Richard E. for Lac des Iles Mines Ltd., March 31, 2006, 117 p.

Roscoe Postle Associates Inc. (2004a): Technical report on underground mining at the Lac des Iles Mine prepared for Lac des Iles Mines Ltd. SEDAR NI 43-101 report by Clow, G. G. and Rennie, D. W., April 2, 2004, 134 p.

Roscoe Postle Associates Inc. (2004b): Feasibility Study for Underground Mining at the Lac des Iles Mine, Unpublished report for Lac des Iles Mines Ltd., February 27, 2004.

Roscoe Postle Associates Inc. (2004c): Prefeasibility Study for Underground Mining at the Lac des Iles Mine, Unpublished report for Lac des Iles Mines Ltd., July 31, 2003.

Roscoe Postle Associates Inc. (2003): Resource Model Update Memorandum, July 29, 2003.

Roscoe Postle Associates Inc. (2003): Block Model Review, RPA Memorandum Dated March 2003, 12 p.

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Wardrop, 2006: Wardrop Engineering Inc. (2006): Lac Des Iles Technical Assistance Statistical Study, Unpublished Internal Document.

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23 SIGNATURE PAGE

This report titled “Technical Report on the Lac des Iles Project, Thunder Bay, Ontario, Canada” prepared for North American Palladium Ltd. and dated October 31, 2007, was prepared and signed by the following authors:

(Signed & Sealed)

Dated at Toronto, Ontario
October 31, 2007	Graham G. Clow, P.Eng.
Mining Engineer

(Signed & Sealed)

Dated at Toronto, Ontario
October 31, 2007	Leo R. Hwozdyk, P.Eng.
Mining Engineer

(Signed & Sealed)

Dated at Toronto, Ontario
October 31, 2007	Deborah A. McCombe, P.Geo.
Consulting Geologist

(Signed & Sealed)

Dated at Toronto, Ontario
October 31, 2007	Ian T. Blakley, P.Geo.
Consulting Geologist

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24 CERTIFICATE OF QUALIFICATIONS

GRAHAM CLOW

I, Graham G. Clow, P.Eng., as an author of this report entitled “Technical Report on the Lac des Iles Project, Thunder Bay, Ontario, Canada” prepared for North American Palladium Ltd. and dated October 31, 2007, do hereby certify that:

1.               I am Principal Mining Engineer with Scott Wilson Roscoe Postle Associates Inc. of Suite 501, 55 University Ave., Toronto, ON, M5J 2H7.

2.               I am a graduate of Queen’s University, Kingston, Ontario, Canada in 1972 with a Bachelor of Science degree in Geological Engineering and in 1974 with a Bachelor of Science degree in Mining Engineering.

3.               I am registered as a Professional Engineer in the Province of Ontario (Reg.# 8750507). I have worked as a mining engineer for a total of 32 years since my graduation. My relevant experience for the purpose of the Technical Report is:

•                  Review and report as a consultant on numerous mining operations and projects around the world for due diligence and regulatory requirements

•                  Senior Engineer to Mine Manager at seven Canadian mines and projects

•                  Senior person in charge of the construction of two mines in Canada

•                  Senior VP Operations in charge of five mining operations, including two in Latin America

•                  President of a gold mining company with one mine in Canada

•                  President of a gold mining company with one mine in Mexico

4.               I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI43-101.

5.               I have visited the Lac des Iles Mine multiple times, most recently on July 31, 2006.

6.               I am responsible for overall preparation of the Technical Report.

7.               I am independent of the Issuer applying the test set out in Section 1.4 of National Instrument 43-101.

8.               I have had no prior involvement with the property that is the subject of the Technical Report.

9.               I have read National Instrument 43-101, and the Technical Report has been prepared in compliance with National Instrument
43-101 and Form 43-101F1.

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10.        To the best of my knowledge, information, and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

Dated this 31st day of October, 2007

(Signed & Sealed)

Graham G. Clow, P. Eng

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LEO R. HWOZDYK

I, Leo R. Hwozdyk, P.Eng., as an author of this report entitled “Technical Report on the Lac des Iles Project, Thunder Bay, Ontario, Canada” prepared for North American Palladium Ltd. and dated October 31, 2007, do hereby certify that:

1.               I am Associate Mining Engineer with Scott Wilson Roscoe Postle Associates Inc. of Suite 501, 55 University Ave Toronto, ON, M5J 2H7.

2.               I am a graduate of Queen’s University, Kingston, Ontario, in 1976 with a B.Sc. in Mining.

3.               I am registered as a Professional Engineer in the Province of Ontario (Reg.# 21150016). I have worked as a mining engineer for a total of 31 years since my graduation. My relevant experience for the purpose of the Technical Report is:

•                  Review and report as a consultant on numerous mining operations and projects around the world for due diligence and regulatory requirements.

•                  Mines Engineer at Denison Mines, Elliot Lake Property, Ontario.

•                  Mine Projects Superintendent at Curragh Resources, Faro, Yukon.

•                  Mining Consultant for various base metal mines in Ontario.

4.               I have read the definition of “qualified person” set out in National Instrument 43-101 (NI43-101) and certify that by reason of my education, affiliation with a professional association (as defined in NI43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI43-101.

5.               I visited the Lac des Iles Mines on September 11 to 14, 2007.

6.               I contributed to Item 19 (Mining and Economic Analysis) of the Technical Report.

7.               I am independent of the Issuer applying the test set out in Section 1.4 of National Instrument 43-101.

8.               I have had no prior involvement with the property that is the subject of the Technical Report.

9.               I have read National Instrument 43-101, and the Technical Report has been prepared in compliance with National Instrument
43-101 and Form 43-101F1.

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10.        To the best of my knowledge, information, and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

Dated this 31st day of October, 2007

(Signed & Sealed)

Leo R. Hwozdyk, P.Eng.

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DEBORAH A. MCCOMBE

I, Deborah A. McCombe, P.Geo., as an author of this report entitled “Technical Report on the Lac des Iles Project, Thunder Bay, Ontario, Canada” prepared for North American Palladium Ltd. and dated October 31, 2007, do hereby certify that:

1.               I am Executive Vice President with Scott Wilson Roscoe Postle Associates Inc. of Suite 501, 55 University Ave Toronto, ON, M5J 2H7.

2.               I am a graduate of the University of Western Ontario, London, Canada in 1974 with a degree of B.Sc. in Biology and in 1975 with a B.Sc. degree in Geology.

3.               I am registered as a Professional Geoscientist in the provinces of Ontario (Reg. #0021). I have worked as a geologist for a total of 30 since my graduation.  My relevant experience for the purpose of the Technical Report is:

•                  Review and report on numerous mining operations and projects around the world for due diligence and regulatory requirements.

•                  Responsible for the management of feasibility studies and resource audits on numerous projects as president and consulting geologist for an international consulting engineering company.

4.               I have read the definition of “qualified person” set out in National Instrument 43-101 (NI43-101) and certify that by reason of my education, affiliation with a professional association (as defined in NI43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI43-101.

5.               I visited the Lac des Iles Mine from September 11 to 14, 2007.

6.               I am responsible for preparation of Sections 2-11 of the Technical Report.

7.               I am independent of the Issuer applying the test set out in Section 1.4 of National Instrument 43-101.

8.               I have had no prior involvement with the property that is the subject of the Technical Report.

9.               I have read National Instrument 43-101, and the Technical Report has been prepared in compliance with National Instrument
43-101 and Form 43-101F1.

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10.        To the best of my knowledge, information, and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

Dated this 31st day of October, 2007

(Signed & Sealed)

Deborah A. McCombe, P.Geo.

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IAN T. BLAKLEY

I, Ian T. Blakley, P.Geo., as an author of this report entitled “Technical Report on the Lac des Iles Project, Thunder Bay, Ontario, Canada” prepared for North American Palladium Ltd. and dated October XX, 2007, do hereby certify that:

1.               I am a Consulting Geologist with Scott Wilson Roscoe Postle Associates Inc. of Suite 501, 55 University Ave Toronto, ON, M5J 2H7.

2.               I am a graduate of the University of Waterloo, Waterloo, Ontario, Canada, in 1984 with a Bachelor of Science degree in Honours Co-operative Applied Earth Sciences \ Geology Option.

3.               I am registered as a Professional Geoscientist in the Province of Ontario (Reg. #1446) and in the Province of Manitoba (Reg. #20126G).  I have worked as a Geologist for a total of 23 years since my graduation. My relevant experience for the purpose of the Technical Report is:

•                  Chief Geologist with a major Canadian mining company responsible for the management of geological exploration, resource definition and production.

•                  Senior Mines Exploration Geologist for new capital underground mining projects including exploration and definition drilling, resource definition, infrastructure positioning, production and reconciliation.

•                  Exploration Geologist responsible for sampling and mapping programs at gold and base metal properties in Canada.

4.               I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI43-101.

5.               I visited the Lac des Isles Mine from September 11 to 14, 2007.

6.               I am responsible for Items 12-15 and portions of Item 17 of the Technical Report.

7.               I am independent of the Issuer applying the test set out in Section 1.4 of National Instrument 43-101.

8.               I have had no prior involvement with the property that is the subject of the Technical Report.

9.               I have read National Instrument 43-101, and the Technical Report has been prepared in compliance with National Instrument
43-101 and Form 43-101F1.

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10.        To the best of my knowledge, information, and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

Dated this 31st day of October, 2007

(Signed & Sealed)

Ian T. Blakley, P. Geo.

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